    As filed with the Securities and Exchange Commission on January 22, 2002
                                                     Registration No. 333-43762
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                 AMENDMENT NO. 3


                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT


                        UNDER THE SECURITIES ACT OF 1933



                           PowerChannel Holdings, Inc.

                 (Name of Small Business Issuer in Its Charter)


          Delaware                     7379                     13-4104759
(State or Other Jurisdiction of  (Primary Standard            (I.R.S. Employer
Incorporation or Organization)       Industrial              Identification No.)
                               Classification Code
                                      Number)

                        20 Squadron Boulevard, Suite 210
                               New City, NY 10956
                                 (845) 639-0600


          (Address and Telephone Number of Principal Executive Offices)



                                 Steven Lampert
                                    President
                           PowerChannel Holdings, Inc.
                        20 Squadron Boulevard, Suite 210
                               New City, NY 10956
                                 (845) 639-0600
             (Name, Address, Telephone Number of Agent for Service)


                                 With a copy to:
                             Herbert F. Kozlov, Esq.
                        Parker Duryee Rosoff & Haft, P.C.
                                529 Fifth Avenue
                               New York, NY 10017
                                 (212) 599-0500


                Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.


        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check this following box. [ ]


                         CALCULATION OF REGISTRATION FEE

================================================================================================================
Title of Each Class           Amount Proposed      Maximum Proposed   Maximum Amount
of Securities To              To Be Registered     Offering Price     Aggregate Offering
Be Registered                                       Per Share(1)         Price (1)              Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock                     2,175,607            $0.1287            $280,000                  $73.92(2)
Common Stock                       345,261            $1.00              $345,261                  $86.32(3)
================================================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Previously paid at the time PowerChannel filed its initial registration statement.

(3) Previously paid at the time Power Channel filed Amendment No. 1 to the Registration Statement.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

PROSPECTUS




                  SUBJECT TO COMPLETION, DATED JANUARY 22, 2002

                                2,520,868 Shares



                           PowerChannel Holdings, Inc.


                                  Common Stock



         The selling stockholders of PowerChannel Holdings, Inc. listed on page 32 under the caption "Selling Stockholders" may offer and resell up to an aggregate of 2,520,868 shares of our common stock under this prospectus.



         We will not receive any proceeds from the resale of these shares.


         See "Risk Factors" beginning on page 2 of this prospectus for a discussion of certain factors that you should consider before purchasing any shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


The date of this prospectus is January 22, 2002.



[The following language is located on the left margin of the first page of the preliminary prospectus.]

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Prospectus Summary...........................................................1
Risk Factors.................................................................3
Special Note Regarding Forward Looking Statements............................6
Capitalization...............................................................7
Use of Proceeds..............................................................8
Market for Common Stock......................................................8
Dividend Policy..............................................................8
Management's Plan of Operation...............................................8
Business.....................................................................9
Management...................................................................9
Principal Stockholders......................................................29
Related Party Transactions..................................................30
Selling Stockholders........................................................31
Plan of Distribution........................................................33
Description of Securities...................................................34
Shares Eligible for Future Sale.............................................36
Legal Matters...............................................................36
Experts.....................................................................36
Where You Can Get More Information..........................................37
Index to Financial Statements...............................................38

                               Prospectus Summary


                           PowerChannel Holdings, Inc.


Our company


         Our company, PowerChannel Holdings, Inc., is a development stage company. We were incorporated in the State of Delaware on March 26, 1999. Our principal executive offices are located at 20 Squadron Boulevard, Suite 210, New City, New York 10956, and our telephone number at this address is (845) 639-0600. PowerChannel intends to provide inexpensive Internet access to subscribers who agree to provide PowerChannel with household purchasing and behavioral information, which PowerChannel will collect in a database for commercial exploitation. We will provide our subscribers with set-top boxes that will allow low-cost Internet access when attached to a television and telephone line. The subscribers will be required to respond to monthly surveys provided by PowerChannel through the set-top boxes. These detailed household survey responses, together with marketing and analytic services based on them, will be sold to businesses that require this kind of information and services for their direct marketing and customer relationship management programs.


         When we refer to "PowerChannel," "we," "our," and "us" in this prospectus, we mean PowerChannel Holdings, Inc., including our subsidiaries, PowerChannel Inc. and PowerChannel.com Inc., unless otherwise indicated by the context.


The Offering


Common Stock outstanding before the Offering .............     21,880,828 shares
Common Stock offered by the Selling Stockholders* ........      2,520,868 shares
Common Stock to be outstanding after the Offering ........     24,106,435 shares

*Includes shares underlying convertible notes and warrants.

                                  Risk Factors



We have had losses since inception and expect the losses to continue for the foreseeable future.

         We began our business in March 1999, and we have not generated any commercial revenues to date. We have been devoting our efforts to various organizational and developmental activities. As a result, we have no operating history that you can use to evaluate us. Our business must be considered in light of the risks, expenses, and problems frequently encountered by companies in the early stages of development, particularly companies, like ours, in new and rapidly evolving markets like Internet access.


         Our independent auditors issued a report on their audit of our consolidated financial statements for the year ended December 31, 2000. Their report contains an explanatory paragraph in which they state that our history of recurring losses and no continuing source of operating revenue raise substantial doubt regarding our ability to continue as a going concern.


We will need additional capital during the next 12 months to implement our business plan and additional capital may be unavailable or too costly.

         We currently have no revenue from the sale of demographic information or marketing services and do not expect to generate any revenues in these areas until some time after we build a sufficiently large base of subscribers to gather meaningful behavioral and demographic data and begin selling those findings to our customers. We will need to generate supplementary sources of funds to support our roll-out, and if we are able to accomplish this roll-out during the following twelve months, we will need to raise additional funds in order to finance our operations while we develop our subscriber and customer bases. We cannot assure you that financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.


PowerChannel's cost structure is sensitive to unit costs of set top boxes.

         Our cost structure relies heavily on our set-top box suppliers, because we do not manufacture our own units and cannot directly influence production costs. We have been testing a number of set top boxes from multiple suppliers and have determined that our business strategy is best served by having more than one supplier. We have received strong support amongst the set top box manufacturing community for our plans and have identified a number of credible choices for sourcing our set top box needs, of which one has already manufactured units for our European affiliate.

Investors will have to rely on management for all decisions because the current management will control the majority of the shares outstanding.

         Our executive officers control a majority of the voting power of PowerChannel, giving them the ability, among other things, to elect all of our directors and approve significant corporate transactions. They can vote their shares as shareholders in any manner they choose, despite any duties they may have to PowerChannel in their capacity as directors and officers of PowerChannel. This concentration of voting stock ownership in our executive officers may also have the effect of:

            o     delaying or preventing a change in control;

            o impeding a merger, consolidation, takeover or other business combination involving us; or

            o discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us even if any of these transactions would benefit you as shareholders.

Our ability to enter into strategic relationships is critical to the success of our business model.


         A principal element of our growth strategy is the creation and maintenance of strategic relationships that will enable us to offer our services to a larger customer base than we could otherwise reach through our own direct marketing efforts. We cannot predict the future success or failure of our products and services or of our business overall, because of our limited operating experience with any strategic relationships to date. Although we will consider creating direct marketing channels, we believe that strategic partner relationships may offer a more effective and efficient marketing channel. Consequently, our success will depend in part on the ultimate success of these relationships and on the ability of our strategic partners to market our services effectively. Although we view our strategic relationships as a key factor in our overall business strategy and in the development and commercialization of our services, there can be no assurance that any strategic partners that we are able to attract will view their relationships with us as significant for their own businesses or that they will not reduce or even terminate their commitment to us in the future.


                              OTHER CONSIDERATIONS


Our ability to attract and retain subscribers depends on factors we cannot control.


         Our success will depend, to a great extent, on our ability to attract and retain subscribers. We estimate that we will need at least 50,000 subscribers to obtain sufficient data to sell to our customers. Our ability to attract and retain subscribers will depend, in turn, on a number of factors, many of which are beyond our control. One particular factor is the extent to which our existing and future set top box designs are easy for subscribers and prospective subscribers to use and understand. Because of this and other factors, we cannot accurately predict our subscriber growth rate or our future revenues.

Our ability to attract and retain customers interested in purchasing the data or targeted interactive marketing services based on the data could have a significant effect on our business and financial results.


         We will be primarily dependent on major corporate customers for our non-consumer revenue. At present, we do not sell any products or services other than Internet service directly to subscribers, although we intend to do so during the next twelve months. We also hope to sell the data we collect from our subscribers and sell it, together with targeted interactive marketing and analytic services based on it, to customers seeking behavioral and demographic data. Our ability to attract and retain customers for our data and related services will depend on a number of factors, many of which are beyond our control. These factors include:


         o our ability to attract and retain a significant number of subscribers;

         o our ability to process the monthly surveys taken by our subscribers into meaningful market research; and

         o competition for market research and direct marketing data from other sources.

We cannot assure you that we will be able to establish or maintain relationships with customers. Even if we are able to establish and maintain these relationships, we cannot assure you that we will be able to do so on terms favorable to us or in the numbers we need to become profitable. Our failure to obtain a sufficient number of customers in a timely manner could have a substantial negative effect on our business and financial results.


We must customize or develop sophisticated technology, which we have limited internal resource to undertake and must therefore rely on third party suppliers.


         The success of PowerChannel's development plan requires the customization, development and integration of numerous third party technology systems. While PowerChannel is confident in its ability to source, develop and manage the third party relationships which it will need for this work, its failure so to do could be detrimental to the growth, acceptance and success of its plans.

         The costs inherent in these development projects are significant and require considerable forward planning which may limit PowerChannel's ability to respond to new technology introductions or opportunities.

There is intense competition in both data gathering and low-cost Internet provision markets.

         The information, data, advertising and Internet services industries are intensely competitive, are evolving rapidly, and are subject to rapid technological change. We expect competition to increase in the future. Many of our current and potential competitors have:

            o     longer operating histories,

            o     greater name recognition,

            o     larger customer and subscriber bases and

            o substantially greater financial, personnel, marketing, engineering, technical and other resources than we have. We can give no assurance that we will be able to compete successfully with these businesses. As a result, competition of this nature could materially adversely affect our business, operating results and financial condition. We expect that the information, data, advertising and Internet services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and more cost effective than ours. We do not have the contractual right to prevent our subscribers from changing to a competing network, and they may terminate their subscriber relationship with us at will. If we are unable to compete with emerging technologies or services, we may lose a substantial amount of our subscribers and, as a result, our business and operating results may be materially adversely affected.

         Special Note Regarding Forward Looking Statements


         Some of the statements under "Risk Factors," "Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, level of activity, performance, or achievements to be significantly different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Some of these factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology.


         Factors that may cause forward-looking statements to vary include:

            o the particular nature of whatever strategic relationships we may enter into in the future,

            o changes in operating expenses resulting from strategic relationships,

            o the acceptance of our products and services by consumers and businesses,

            o the financial and technological performance of our products, services and licenses,


            o     our ability to raise sufficient capital.

            o     the availability and efficiency of various billing methods,

            o     the timing of new services and announcements,

            o market acceptance of new and enhanced versions of our services,

            o     potential acquisitions

            o changes in legislation and regulation that may affect the competitive environment for our products and services, and

            o     general economic and seasonal factors.



         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                 Capitalization

         The following table sets forth the historical capitalization of PowerChannel as of September 30, 2001. You should read this table in conjunction with our financial statements and the related notes thereto, and the other financial information included elsewhere in this prospectus.



Long term indebtedness


Convertible notes payable                                     280,000

    Total long term indebtedness                         $    280,000

Stockholders' equity
    Common stock par value $.001 per share;
       authorized 100,000,000 shares; issued
       and outstanding  21,880,828 shares                      21,880
    Preferred stock par value $.001 per share;
       authorized 10,000,000 shares;
       issued -0- shares                                           --
    Additional capital                                      4,732,283
    Subscription receivable                                   (50,575)
    Accumulated other comprehensive income (loss)            (197,844)
    Deficit accumulated during development stage           (4,996,687)
                                                         -------------

            Total stockholders' deficit                  $   (490,943)
                                                         -------------

         PowerChannel is currently conducting a private placement of up to 3,750,000 shares of its 8% convertible preferred stock, at a price of $2.00 per share of that series of preferred stock.

                                 Use of Proceeds


         PowerChannel will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus.


                             Market for Common Stock


         As of December 1, 2001, there are 64 holders of record of PowerChannel's 21,880,828 shares of issued and outstanding common stock. Upon the effectiveness of this registration statement, PowerChannel expects to become quoted on the OTC bulletin board and will apply for the symbol "PCTV." As of December 1, 2001 there is no public market for the common stock of PowerChannel.


                                 Dividend Policy

         To date, PowerChannel has not declared nor paid any cash dividends on its common stock. PowerChannel currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                         Management's Plan of Operation

         The following discussion should be read in conjunction with the PowerChannel consolidated financial statements and the related notes, as well as the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. PowerChannel's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "risk factors" and elsewhere in this prospectus.

General

         We have recently commenced the marketing of our Internet service to consumers, and have only just started to acquire customers and generate revenues. We intend to implement a business plan, which encompasses the provision of low cost Internet access to subscribers who agree to provide us with demographic and other information about themselves and we intend to package that information and sell it, and other marketing services based on it, to customers. We own important intellectual property relating to our program.


         During much of 2000, we devoted our efforts to establish a similar program for a company in the U.K. in which we own an interest. We had intended to use the U.K. program as a model for all or parts of the U.S. program and gain valuable knowledge and relationships to help us in the implementation of our own program in the U.S. While we did gain significant knowledge and experience, which will be of value in moving forward, we nevertheless came to realize there are significant differences between the U.K. market and U.S. market. Accordingly, we refocused our efforts and are now moving rapidly to develop the U.S. market. During the next twelve months we plan to:

         o Finalize arrangements with one or more organizations to enable us to facilitate identification of potential subscribers for low-cost Internet service.

         o Finalize relationships with portal sites focusing on our target audience.

         o Provide connectivity to the customer through relationships with wholesale Internet service providers.

         o Determine suppliers for our next-generation set-top boxes and browser software.

         o        Complete development and testing of data-handling software.

         o Enter into arrangements with customers for trials of our data-generating services.

         o Continue the deployment of our current generation set-top boxes to designated markets pursuant to our business model.


                                    Business

Introduction


         PowerChannel Holdings, Inc. is a corporation organized in Delaware on March 26, 1999. PowerChannel has two wholly owned Delaware subsidiaries, PowerChannel, Inc., formed August 1998, and PowerChannel.com, Inc., formed April 2000.


         We are an early stage company that has just launched its consumer service. We intend to collect and establish a database of consumer information from subscribers to our low-cost Internet service, and then sell that information and analysis to commercial customers. Under our business plan, we provide consumers with low-cost, Internet access in return for their completion of periodic on-screen, multiple choice, point-and-click questionnaires about their lifestyle and purchasing preferences and allowing us to use the information we gather from them to carry out permission-based marketing activities. Our immediate intention is to provide this access through the television by means of set-top boxes. We intend to generate revenue from five primary areas:

            o the provision of integrated, interactive marketing services, combining advertising, e-mail marketing, direct mail and telemarketing, to consumer product and financial services companies using the information we collect

            o     one-time activation fees charged to subscribers


            o     monthly Internet service fees charged to subscribers

            o sales of data that we collect from subscriber surveys, surfing and buying habits to sell to consumer product and financial services companies

            o e-commerce, traditional online advertising, commissions and market research activities.

Our proposed business


         PowerChannel has developed a business model which was conceived as a stand-alone service providing Internet access and collecting data. The PowerChannel business model is independent from the platform: Survey for Service(TM) can be provided as a menu option through any platform delivery system, including personal computers, cable modem, wireless, satellite or digital television. As the penetration of these systems into the market grows, we expect to incorporate these channels into our business model. We have concentrated on television-based service through set-top boxes because we believe that currently presents the best opportunity. We supply consumers with low-cost Internet access and the hardware to enable Internet access through any television. We provide this Internet service in exchange for a reduced fee, as well as the subscriber's permission to collect data about that subscriber's purchasing behavior and demographics. We then plan to sell that data to others and use it to develop integrated marketing programs. We intend to form strategic partnerships or alliances in different geographic markets with well-financed entities that can provide one or more of the operational functions required to implement the model. We intend to select a primary distribution partner to inaugurate our rollout in each market. We anticipate that each partnership will most probably involve the provision of Internet through television sets. This may be supplemented by various alternative data acquisition methods, including additional partners, branded and non-branded personal computer-based service and the marriage of our data with data acquired by other data companies through conventional methods.


         Our aim is to become a significant provider of consumer information, using the Internet as our medium for data capture. In the process, we hope to become a recognized provider of low-cost Internet access through television sets. We plan to develop a large base of subscribers both under our PowerChannel brand name and through strategic partners.

         For each geographic market, we believe we need to reach a level of 25,000 subscribers to begin data sales at a commercially meaningful level and to launch our data-warehousing management system.

History

         PowerChannel, Inc. was incorporated in August 1998 and started a ten-month long product trial in the New York area in November 1998 involving more than one hundred subscribers. The trial confirmed our view that there was substantial consumer demand for our service, and when it was complete we started the process of looking for both finance and strategic partners. In March 1999, PowerChannel Holdings, Inc. acquired all of the outstanding shares of PowerChannel, Inc. in a tax-free stock-for-stock transfer.

         In April 1999, our wholly owned subsidiary, PowerChannel, Inc., announced its intention to begin deploying low-cost set-top boxes to consumers in the U.S. as part of an ongoing product trial series. We set up a website for PowerChannel (http://www.PowerChannel.net) and another website (http://www.FreePCTV.net) to allow consumers to sign-up as an indication of their interest in receiving a free set-top box in exchange for answering survey questions. PowerChannel was the subject of numerous press articles, including ones written for Interactive Week, the Financial Times and Business Week. Having completed the trials, and having satisfied ourselves as to the potential consumer demand for our product offering, we then began to seek to implement our plan. PowerChannel.com Inc. is a wholly owned Delaware subsidiary that was formed in April 2000 to implement PowerChannel's plans in the United States.

         PowerChannel Europe PLC was incorporated as a UK company in October 1998. We acquired PowerChannel Europe in April 1999. PowerChannel Europe was granted the exclusive rights to the PowerChannel business model for all of Europe. In November 1999, PowerChannel distributed 80% of the outstanding shares of PowerChannel Europe to our shareholders. We currently own less than 15% of PowerChannel Europe.

         On August 12, 1998, PowerChannel's subsidiary, PowerChannel, Inc., entered into a licensing agreement with American Interactive Media, Inc. to offer free Internet access to consumers, utilizing set-top appliances and an Internet service provider provided by American Interactive Media. This licensing agreement was superseded by a new agreement dated May 19, 1999. The new agreement granted to PowerChannel, Inc. an exclusive worldwide license with the right to sublicense the "WebPassport system", the "WebPassport intellectual property" and the "WebPassport technology". PowerChannel, Inc. signed a convertible promissory note in the amount of $1,090,000 at an interest rate of 3% above the prime rate, which matured on December 31, 2000. This note represented $90,000 in set-top appliances and $1,000,000 in prepaid license fees. During 1999, American Interactive Media sent PowerChannel, Inc. notification that it was terminating the license agreement and requested payment in full of the underlying note. PowerChannel, Inc. disputed the termination notice with American Interactive Media and entered into discussions to settle the dispute. On June 30, 2000, the parties entered into a termination agreement, which rescinded all previous agreements. Pursuant to this termination agreement, we issued American Interactive Media 288,000 shares of our common stock as payment in full for PowerChannel, Inc. retaining possession of the set-top appliances (costing $90,000) and as settlement for the $53,000 which was owed to American Interactive Media as reimbursement of certain operating costs as called for under the May 19th agreement. Additionally, we issued American Interactive Media 50,000 warrants for shares at $2.50 per share, which are exercisable for 3 years. American Interactive Media and PowerChannel, Inc. agreed to release each other from all other liabilities associated with their relationship.

         During 2000, PowerChannel Europe, through a subsidiary, engaged in introducing the PowerChannel model to the United Kingdom. During this period, we provided technical assistance and through reimbursement arrangements, our officers and employees provided services to PowerChannel Europe. We had anticipated utilizing the United Kingdom introduction as a model for our own introduction in the United States. In connection with the United Kingdom introduction, PowerChannel Europe entered into a strategic partnership with Granada Media Group, then a wholly owned subsidiary of one of the largest commercial groups in the United Kingdom and now an independent, television and media company whose shares are traded on the London Stock Exchange. Under this alliance, Granada obtained an approximate five percent (5%) equity investment in PowerChannel Europe, and invested approximately $21 million into PowerChannel Europe. As a result of Granada's investment, Granada increased its holding in PowerChannel Europe to 23.5%. These funds enabled a subsidiary of PowerChannel Europe to begin the development and commencement of the PowerChannel business model in the United Kingdom. The terms of the strategic alliance made the subsidiary responsible for set-top box purchase and survey data gathering and sale, and Granada for marketing and distributing the boxes, providing free Internet access and selling advertising and e-commerce relationships. The strategic partnership with Granada Media Group and all related agreements were terminated in February 2001. Prior to that date, we had intended to defer introduction in the U.S. until we could utilize the U.K. model. Because of delays, differences in the market and termination of the Granada alliance we finally determined to proceed directly with our own plans in the U.S.

Implementation Strategy

         Our implementation strategy is to test and prove our products and services, and our business model, with a limited number of consumers before seeking full roll out of our model. We hope to deploy between 10,000 and 50,000 set top boxes during the first half of 2002, and, if we are successful, to raise the additional capital required to enable a much larger volume roll-out thereafter. If we are able to identify and enter into agreements with strategic partners who agree to purchase the exclusive rights to the buttons on our set-top boxes, the revenue this would generate would subsidize the cost of the set-top boxes.

         We believe that in order to raise the capital required to finance a larger deployment in the second half of 2002 and beyond, we must install a base of subscribers, monitor their compliance with our consumer offering in terms of paying our fees and/or answering the surveys, and attract a core constituency of product and services customers who are commercially interested in our marketing programs.


         To achieve a limited roll-out following the launch in November, 2001, we have entered into trial arrangements for potential subscribers, a portal, and Internet conductivity. We have completed browser and data collection software and have entered into arrangements to assure a supply of set-top boxes. To fulfill the foregoing we will need to obtain sufficient interim financing. If we are unable to obtain interim financing we may not be able to consummate our plan.


Milestones

         o We anticipate entering into final arrangements with a strategic distribution partner during the first quarter of 2002 to facilitate obtaining ethnic minority subscribers and we need approximately $50,000 to achieve this.

         o We anticipate entering into final arrangements for a portal selection by the end of March 2002, and we need approximately $50,000 to achieve this.

         o If we do not obtain a portal with Internet service provider conductivity, we anticipate concluding permanent arrangements with an Internet service provider by March 2002. We will need $50,000 to achieve this.


         o We have concluded arrangements for our initial purchase of our set-top boxes. We estimate that we will need a cash sum of between $1,000,000 and $1,500,000 for this purchase.

         o During the first half of 2002, we will seek to conclude arrangements for a larger supply of set-top boxes. To purchase the test volumes of a next generation set-top box, we will require between $50,000 and $100,000.

         o We must undertake enhancement of the data handling software pursuant to arrangements with the original vendors of this type of software. This involves several steps, which we envision will be completed by the second quarter of 2002. We require up to $500,000 to achieve this, not including the cost to rent computer server functionality.

         The expenses outlined above are in addition to our normal monthly operating expenses.

Revenue generation

         While we expect to generate modest revenues from one-time activation fees and monthly Internet service subscriptions, we will spend most of 2002 putting in place the relationships that will form the foundation of our ability to generate other revenues in the future.

         Throughout the next year, we plan to attract a number of commercial customers willing to trial our products and services. When a client trials our services, the cost of providing the services will probably exceed the value of the services as we will lack any economies of scale at that stage. We will attempt to charge our clients modest fees in an effort to offset some of our costs. We hope to prove the value of our products and services to our commercial customers so that when we are ready to commence a larger deployment, we have a customer base willing to enter into longer-term contracts. It will take us up to six months after we begin taking on consumer subscribers to conclude arrangements with trial customers.


         We also plan to seek various partners who will pay us for the right to have one-button access from our keyboard to their website. Our current keyboard has 11 exclusive categories including books, travel, banks and financial services, which give us an opportunity to secure pre-committed revenue for each set-top box deployed.

Low-cost Internet Access Through Set-top Boxes

         We intend to supply low-cost Internet access through low-cost set-top boxes to our subscribers. In exchange for these services, the subscriber must agree to provide us with personal data. When the subscriber activates his set-top box, he will be asked to register by providing his home address and telephone number and will then be greeted by a screen asking him to complete a questionnaire containing, on average, 25 multiple-choice questions. Once the questionnaire has been completed, the subscriber will be granted instant, unlimited access to the Internet for one month. Near the end of the month, the subscriber will be asked to complete the next month's questionnaire. Should the subscriber fail to do so, his Internet access will be suspended until the questionnaire is completed. If the subscriber persists in failing to complete the survey, his monthly subscription will be raised to a higher rate.If he declines to continue his subscription, he will be liable either to return the set-top box to us or pay us the retail value of the box. PowerChannel's primary user market is households who are currently not online, or who wish to use a secondary and alternative form of access to the Internet. The key criteria for the consumer audience that we need for our business plan are that it should be demographically and economically interesting to the corporate audience to whom we want to sell our data and marketing services and that it should be capable of being addressed in a cost-effective manner, particularly in relation to the limited funding that is likely to be available to us, at least in our early stages of business. In our opinion, the most appropriate markets to fit this profile are ethnic minority groups and people least comfortable with technology. Our review of the United States consumer market indicates that while overall domestic Internet penetration now exceeds 40%, penetration in certain minority groupings remains below 25%. At the same time, there is evidence to suggest both that these minority groups are interesting to buyers and users of the type of information that we will collect, and that, in general, less information is available about them.

Subscribers


         We are examining various minority groups as target audiences, and principally among them the United States Spanish-speaking population. We have commenced discussions designed to establish partnerships with commercial and non-commercial organizations with connections to the Hispanic population in order to gain targeted access to it. We have entered into trial arrangements with two entities in connection with the initial deployment of our set-top boxes, the launching of which commenced in November, 2001.

Portal Selection


         Whereas the development program of our affiliate with Granada in the United Kingdom was centered around the creation of a custom-made PowerChannel portal based on Granada's G-Wizz free Internet service provider and portal, we do not intend to create our own portal in the United States. To do so would add both delay and expense to our launch, without being certain to add either sufficient incremental revenue or consumer appeal to justify the delay and expense. We have instead commenced registration with existing minority-focused portals to allow us to direct our set top boxes through them, subject to the survey-completion requirements. We have entered into provisional arrangements with one of these portals in connection with our initial deployment. Although we cannot assure you that we will be able to conclude any arrangements on a permanent basis, there is severe competition among portals to attract new viewers, and we hope to be able to offer these portals a new market segment - residential consumers without personal computers - that would otherwise be inaccessible to them.


Internet Service Provider Connectivity


         PowerChannel must also develop a long-term relationship with an Internet service provider to provide the connectivity to the consumer. There are many hundreds of Internet service providers in the United States from whom we may be able to secure access. We have concluded arrangements with one of these providers in connection with our initial deployment.


Use of the Survey Responses


         We will analyze the results of the survey responses, site visitation and other Internet usage data that we acquire and package them in various forms. We will offer this analyzed data to customers like data research businesses, political opinion pollsters, advertising agencies and major consumer goods and financial services companies. We will also use the information to create integrated marketing and customer relations programs for consumer goods, financial services and other companies. We may also accept commissions from our customers to provide specific data. In addition to selling proprietary survey data to support the business operations, we also plan to generate revenue from targeted advertising based upon survey response and Internet usage patterns and other forms of Internet revenue. We believe that no other company currently provides the precision of behavioral and demographic data to target advertising that we intend to provide.


         Our strategic focus is to leverage and add value to this subscriber information. Our system is designed to provide marketers with real-time access to consumer information critical to their business in order to help them maximize their understanding of their customers.

         We will work with our data research customers to design custom survey requirements and question sets for subscriber response during any of our monthly information-acquisition cycles. This customization includes:

         o        brand/service listings

         o        frequency of purchase

         o        intent to purchase

         o        usage levels and

         o        other discriminators.


The applications for customized characteristics include:


            o     market research

            o     competitive marketing

            o     product testing

            o     cross-selling

            o     loyalty; and

            o     relationship marketing.

Distribution


         PowerChannel is developing distribution channels in the United States both to market its Internet access product to consumers, and to deliver the physical product directly to the subscriber. During our initial introduction phase we are attempting to stimulate demand from within the minority groupings whom we expect to comprise our primary target market when we commence our full deployment. We have commenced discussions with affinity and other organizations within the Hispanic community with a view to their providing us with informal marketing assistance for this initial phase. This assistance may comprise the making available of databases, public relations initiatives or direct marketing undertaken by the organizations to their members or customers on our behalf for monetary or other consideration. We have concluded a sufficient quantity of these arrangements for the provision of informal assistance to allow the initial deployment to commence. Based on the success of this assistance, we will seek to formalize our arrangements with these types of organizations to allow us to continue the deployment past the introductory phase.


         We will adopt two distinct methods of distributing our subscriber services: distribution arrangements with other parties and direct marketing. Our financial plan assumes that the great majority of our subscribers will be acquired through co-distribution arrangements.

         Co-distribution arrangements. By co-distributing with an entity that has an existing customer base fitting our preferred profile, we can increase our penetration, reduce distribution costs and increase the probability of securing and retaining that customer. By providing our distribution partners with substantial private labeling and co-branding opportunities, they may be able to use these to enhance and extend relationships with their end-users. This positioning may allow us speedy access to the broadest possible customer base through national and multinational partners. Co-distribution arrangements may include:


         o        electronic retail outlets

         o        local or national telephone companies

         o        utilities

         o        Internet service providers and

         o        cable, television or radio operators.


         Subscriber Direct Distribution. We will consider a direct sales approach using a combination of television or radio and print advertising, direct mail, and telemarketing. Among the direct marketing possibilities, we consider television or radio advertising and telemarketing the most valuable for our purposes. These methods allow us to explain the PowerChannel proposition to the potential subscriber better than in printed material. We may consider developing and creating short television spots that illustrate our set-top box, showing its ease of use and explaining the commercial proposition as it relates to the subscriber. The advertisements would explicitly state that the subscriber would be receiving low-cost Internet access in return for completing periodic on-screen questionnaires and that the data will be sold to third parties for their own purposes.

         Telemarketing. We may also use outbound telemarketing to attract subscribers, using lists that identify households without personal computers. The telemarketing script would explain the product, the service and the commercial benefit of PowerChannel to the potential subscriber. We would have to engage the services of a major national outbound-telemarketing house to manage this program if we decided to implement it. The use of print advertisements and direct mail solicitations, supported by an inbound-telemarketing agency, could be used as a back-up to the television and outbound-telemarketing programs. These would be coordinated through a retained advertising agency, which would compare the results of all four approaches to assess their relative cost-effectiveness.

         Other Subscriber Acquisition Channels. Numerous other distribution opportunities may be available to us, including wholesale, reseller, retail, agent, joint-venture, strategic or other methods. We will explore these as time and resources permit. We expect to evaluate a number of non-traditional distribution and sales models, including infomercials and multi-level marketing.

Competition

         Although still relatively new and rapidly evolving, access to the Internet by means other than a computer is intensely competitive. We expect that competition for PowerChannel's targeted subscriber base and customer base will increase significantly in the future.

         We believe that the principal competitive factors for companies seeking to collect market research information by means of offering low-cost Internet access through televisions are:

         o Obtaining a pool of subscribers large enough to gather meaningful survey data,

         o        Functionality and ease of operation with set-top boxes, and

         o        Brand recognition.

            We will compete for subscribers with other Internet service providers. We will compete for customers with other household data compilers.

         We are not currently aware of any direct competitors who do exactly what we look to do. However, we have numerous competitors within some segments of our business. Competitors exist in a number of distinct categories. For example, in the market for Internet access, we compete with Internet-TV offerings, personal computer-based services and other Internet appliances. We also compete in categories like content provision, online advertising, e-commerce, marketing services and data and information companies. We must evaluate each competitor in light of its impact on various of our constituencies, including subscribers, data customers, and strategic partners, including distribution organizations and access, technology, content and information providers.


         We believe that the principal competitive factors affecting the markets for our products include:

         o        customer service

         o        content

         o        quality

         o        price

         o        marketing

         o        distribution

         o        continuation of service; and

         o        proprietary technology.

         In addition, consumer demand for Internet services may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict our future success in producing products, or services for the consumer market.

         Because we have to operate in more than one industry and will undoubtedly attract competition from a number of areas, our goal is to co-opt potential competitors as partners. Our business model is predicated upon using strategic partners to leverage our assets, tangible and intangible, and our capabilities, and thus increase our speed to market and market penetration. Obviously, this strategy is not all-encompassing and cannot be relied upon as the sole method of defending us against industry interlopers.

         We will be operating in a complex and rapidly evolving marketplace that includes Internet service providers and other Internet companies, as well as the advertising, e-commerce, marketing services and data products industries, all of which are highly competitive and aggressive. We have developed our operating strategies to maximize opportunities to partner with potential competitors in order to accelerate our growth while minimizing the risk of direct competition wherever possible. The data products marketplace consists of:

         o        proprietary research,

         o        sponsored and non-sponsored survey questionnaires and

         o        list sales and rentals.

         A key value driver of our business model is that data loses value with time. Because the current state of the art for data collection uses an inefficient mix of telephone and paper surveys that are unwieldy and slow, we believe that the availability of a constantly renewed stream of fresh data through the Internet creates a tremendous opportunity for us.

Suppliers

         We must depend upon a number of critical supplier relationships for our operating needs. Among the products or services we will require in order to operate and grow our businesses are:

Set top box supply

         As a result of the work carried out by and on behalf of PowerChannel Europe, we have access to the combined set top box technology designed by Multiwave Innovations and customized for it by NatSteel Electronics, Planetweb and Access Devices Limited. We intend to carry out our first deployment using the Multiwave-designed box manufactured for PowerChannel Europe by NatSteel. We have agreed to purchase up to 60,000 boxes on arm's-length terms from PowerChannel Europe from the inventory that is surplus to that company's requirements following termination of its strategic partnership with Granada.


         The boxes are currently undergoing modification as to browser, power supply and television format for the US market, and the costs of this modification will be reflected in the purchase price. To the extent that we are unable to raise sufficient finance to complete the purchase, and we cannot assure you that we will be able to do so, we will seek to satisfy the purchase consideration for the boxes by the issue of a note to PowerChannel Europe.

         After our limited product introduction, it will be necessary to acquire new set top boxes to support a larger deployment. During the first half of 2002, we will review all existing suppliers of set-top boxes and evaluate newer designs from the open market in order to compare these to the devices currently being designed by Access Devices Limited and to the most recent design from Multiwave Innovations, the designer of the box we will use for our introductory deployment. If any of these suppliers are able to offer us a set box with a price and functionality that compete with the latest Access Devices and Multiwave designs, we will investigate the possibility of purchasing those boxes. Because there is typically a lead time of up to four months between commissioning a manufacturing run and receiving product, it will be necessary for us to select a design for our roll out by the end of the second quarter of 2002 if we are to meet our target date of the second half of 2002 for deployment beyond the initial roll-out of up to 60,000 boxes.


Browser Software

         PowerChannel Europe had extensive customization of the Planetweb browser software undertaken for its UK needs. The browser required further modification to support our needs in the United States. We have completed the customization of the browser software for the initial deployment of set-top boxes.

Internet Connectivity


         We have entered into an Internet access supply arrangement with a tier one provider. This provider has a national backbone and is one of the largest nationwide IP networks. The arrangement allows a ramp up time period to meet certain minimum usage requirements at a cost that will enable us to have positive gross margins. We may eventually need to seek out other Internet access supply arrangements. We do not believe that this will be problematic as there are many suppliers operating in most countries. However, some of these potential suppliers may view our business efforts as competitive to their own, which could cause us some difficulty in sourcing an adequate supply of Internet access services. Some of the third party suppliers of Internet access are:


         o  Earthlink
         o  MCI-WorldCom,
         o  GTE,
         o  Cable & Wireless; and
         o  numerous other smaller companies.

         Our future profitability will be dependent in part on our ability to use network facilities leased from others on a cost-effective basis. Because there may be unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured. We do not own a network and, accordingly, will depend on other companies for networks to supply our subscribers with Internet access. Our ability to maintain and expand our business depends, in part, on our ability to obtain network services on favorable terms from a wholesale Internet service provider.

Internet Content Services

         We operated a portal service during our product trials in the U.S. using the services of a content aggregator. We believe that it is important to our subscribers that we offer a portal as part of our consumer product offering. Beyond that, however, we do not intend to create custom content and will continue to depend upon other companies for the content input into our portal.

Software Systems Design and Implementation

         Together with PowerChannel Europe's subsidiary, PowerChannel Limited, we held discussions with a number of technology development companies about supplying our needs for custom product development, although we have not directly entered into any formal purchase agreement to support our development needs. However, PowerChannel Limited contracted with two third-party software developers to provide the required software, services and support, and we have access to these facilities under our agreement with PowerChannel Europe. To the extent that PowerChannel Limited has not completed the implementation of the contracted services, we will need to finance this ourselves. These software programs are available to virtually any competitor and therefore will not provide a proprietary competitive advantage. However, we believe that by assembling various programs into a unique combination that is difficult and expensive to duplicate, these services will comprise a substantial and time-intensive hurdle to any would-be competitor.

Customers

         Our customers fall into one of two categories. Our Internet subscribers are customers, and have an additional value to us as suppliers of our data. However, sales of products may also be made to them in the future. Our other main customers are the business-to-business portion of our business, which we anticipate will generate a significant portion of our revenues.

Business-to-consumer

         We intend to have supply relationships with individual households. This means that no single supplier of data to us could yield particularly strong influence over us or force us into doing something by virtue of our dependence upon its continuing to supply data to us. However, we may enter into strategic relationships or joint ventures with companies or organizations that already have established customer or membership bases. If this happens, then our strategic partner may be able to wield considerable influence over our business, as the loss of the strategic partner could have a catastrophic effect on our ability to acquire an uninterrupted supply of data.

Business-to-Business


         We intend to have revenue-generating relationships with a large and diverse group of customers in securing our data sales. Companies in the automotive, travel, telecommunications, consumer package goods, pharmaceutical, retail, financial services and entertainment industries, as well as direct marketing and advertising agencies and market research firms, will all be candidates for our sales. We do not believe that any one company will dominate our revenue streams. However, especially in the early stages of our sales efforts, we may become dependent upon one or a few customers who could yield great influence over our success or failure. We expect to seek out a few early customers who will act as references for our efforts to attract more customers as we grow. These early stage customers may be given special dispensation, for example, lower pricing, low-cost services, exclusivity or other perquisites, to attract them to our services.


Intellectual Property


         We are the owner of a pending U.S. Patent Application for a system and method for controlling access to a communications medium. The application was filed with the U.S. Patent Office on April 9, 1999.

         We have registered PowerChannel with the US Patent & Trademark office. We also use the mark "Survey for Service." While we enjoy common law rights in all of our trademarks, we have not undertaken any efforts to secure federal registration for our mark "Survey for Service" and may be limited in enforcing our rights against third parties for trademark infringement or third parties claiming that our use of that mark infringes their intellectual property.

         We currently hold the Internet domain names "powerchannel.com", "PowerChannel.TV", "freePCTV.net", "powerchannel.net", and "powerchannel.co.uk". The Internet Corporation for Assigned Names and Numbers and the governments of applicable countries, generally regulates the registration of domain names.

         PowerChannel Europe has been assigned the exclusive rights in Europe to our PowerChannel concept, technology and know-how for Europe. The agreement calls for joint technology-development and sharing arrangements. We intend to assign to PowerChannel.Com the exclusive rights to our business concept, technology and know-how in the U.S. and Canada although we have not yet entered into this contractual relationship.

         PowerChannel intends to protect all of its intellectual property through appropriate federal and state registrations and remedies. However, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or services or to obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the U.S. Any inability on our part to protect our proprietary technology or other assets adequately could have a material adverse effect on our business and results of operations.


         We are not aware of any infringement of anyone else's trademarks or patents by us or our licensees. To date, no actions have been filed against us with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against us with respect to current or future products or services, or that, if any actions are brought, we will ultimately prevail. Any claiming parties may have significantly greater resources than us to pursue litigation of the claims. Any claims, whether with or without merit, could be time-consuming, result in costly litigation, cause delays in introducing new or improved services, require us to enter into royalty or licensing agreements or cause us to discontinue use of the challenged trade name, service mark or technology at potentially significant expense to us associated with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on us.

         The U.S. Patent & Trademark Office has recently issued a number of Internet-related patents that cover what many believe to be standard operating methods. We do not know what effect these new-style patents may have on our business. Our success relies substantially upon the acquisition and use of a number of technologies that may be the subject of patents that could prevent us from operating our business without acquiring these technologies. Furthermore the developing organization may be unwilling to license or grant use at any cost or at a cost prohibitive to our profitability.

Need for government approval and effect of government regulation


         Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more widespread. A recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights and taxation. Legislation of this type could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to its activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws like those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the U.S. and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be adversely affected by the adoption or modification of laws or regulations relating to the Internet.


            As the number of privacy bills introduced by the U.S. Congress in the past year continues to rise, the debate over government regulation of online privacy is rapidly evolving from a question of whether the industry will be regulated into a question of when and how. Although the Federal Trade Commission has in the past sided with business, favoring self-regulation, it is believed to be monitoring a number of e-commerce companies, raising the real possibility that the industry will have to accept some degree of government oversight. Many foreign countries require registration of companies that deal in personal data.


            We will enter into contracts with each of our subscribers for them to provide information on a monthly basis in commercial exchange for a low-cost set-top box and low-cost monthly Internet service. We will make full disclosure to the subscriber that the information provided will be marketed to third parties. We are in compliance with current government and industry regulation regarding the acquisition of our consumer information. There is, however, no guarantee that government regulations may not be changed in a way that might negatively affect our ability to gather information from our subscribers.


            We believe that our use of permission-based data acquisition will not only shield us from liability as privacy regulation increases around the globe, but actually make our data more valuable. Other sources of online data may become scarcer because their compilers may not have alternative ways to collect data if their current method becomes regulated or banned. However, the rapid rise in public awareness of online privacy concerns may well make it harder for us to acquire subscribers.

            We believe that our approach to data collection and dissemination will benefit tremendously from the onslaught of data protection initiatives in the United States and abroad. We collect data from a number of sources: survey responses, site visitation and other online behavioral observations including responses to advertising, email marketing and e-commerce offerings. Because our subscribers must agree to allow us to track and store these things in advance, we believe that we will have avoided most of the privacy issues that might arise. However, even with this permission-based strategy, our products will not be for everyone. Many consumers will not be interested in allowing us to trade in their personal information. More importantly, many may become alarmed as they begin to fully appreciate the power of this information and exactly how much we may know about them and their personal habits.

Research and development

         Significant research and development was conducted by PowerChannel Europe under its financing arrangements with Granada Media Group. Under our arrangement with PowerChannel Europe, we have the right to share the results of this research and development.

Data handling software

         PowerChannel has commenced the design and creation of the customer relationship management software needed to support its targeted marketing services. There are six phases of development:

         1. Product definition and planning -- phase 1: survey systems, database architecture.

         2. Customization of customer relationship management systems defined by planning phase 1.

         3. Installation of the customer relationship management software from planning phase 1.

         4. Product definition and planning phase 2: integration of marketing services components.

         5. Design and development of integration modules to support planning phase 2.

         6.       Installation of system integration modules from planning phase
                  2.


         Planning phase 1 and customization have been completed. We are awaiting installation at a site designated by us. Planning phase 2 has also been completed. We have recently determined where to install and host the customer relationship management software and set up our database systems. This will allow us to commence the installation process, which should be completed by the end of the first quarter of 2002.

We will need to do further work to integrate the browser with the customer relationship management software to enable us to deliver targeted advertisements to our subscribers wherever they may be on the Internet. This work is incorporated as part of planning phase 2. To support the full range of our marketing products and services, all six elements must be completed. To finalize and finish parts 5 and 6 will take approximately 6 months to complete once the work has commenced. We anticipate commissioning this work by the end of the second quarter of 2002 subject to our ability to raise the financing necessary to undertake this work. We cannot assure you that we will be able to raise additional financing.

         During the first stages of our deployment, we plan to test both a subscriber's willingness to answer our surveys and the value to us of the answers provided. Planning phases 1 and 2 of the software development program described above will allow us to render surveys and target them to individual subscribers based upon a custom set of preferences. This will also enable us to test the value of the sale of data, but we will not be able to test the value of our full integrated interactive marketing programs until planning phase 2 and the installation of system integration modules have been completed.

Other research and development

         Under our agreement with PowerChannel Europe, we have access to a number of proprietary systems that are currently being designed, developed or customized to help us target and deliver our advertising, e-commerce and survey systems. We will also have access to systems for targeting, reporting, intelligent survey delivery, e-commerce and data mining that were being established for PowerChannel Europe. We also intend to design a data center in the United States.

         We have conducted an extensive evaluation of competing set-top box designs that are available. The existing set-top box technologies available to us have a number of potentially limiting features. After having completed an internal assessment with our help, PowerChannel Limited engaged a UK-based team of engineers to provide a technical evaluation of competing technologies and to propose creating an in-house upgrade if this could be achieved more cost-effectively than competing technologies and with less risk of failure. Their work included an evaluation of the hardware and software design, browser configuration, manufacturing, quality control and numerous other issues.

         As a result of this work, PowerChannel Europe purchased some 60,000 units of a set-top box manufactured for it by NatSteel Electronics of Singapore, the world's sixth largest electronics sub-contractor, whose customers include Apple, Compaq and IBM, with a browser designed by PlanetWeb of California. This box was designed for deployment in the UK launch and will be available for us to purchase on favorable terms.

         At the same time, the team of engineers has been developing a "next-generation" box which includes all the functionality of the NatSteel box, with certain enhancements, but at a greatly reduced cost. This box is expected to be available during the first quarter of 2002.

Compliance with environmental laws

         PowerChannel does not anticipate any significant costs to comply with environmental laws and requirements.

Employees


         As of December 1, 2001, PowerChannel had 11 employees, all of whom were located at our New City offices. Nine employees are employed on a full-time basis and the remaining two are employed on a part-time basis. None of our employees is represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good


Reports to Shareholders.


         At the time of the filing of this registration statement, we are not subject to the information and reporting requirements of the Securities Exchange Act of 1934. Following the effective date of this registration statement, PowerChannel will be subject to the Exchange Act reporting requirements and will file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information we file with the SEC may be inspected and copied at the SEC public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 5th Street NW, Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained from the website maintained by the SEC at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the public reference section of the SEC at its principal offices in Washington D.C., as set forth above.

Dividends

            We have not paid any cash dividends on our common stock since our formation and we do not expect to pay any cash or other dividends in the foreseeable future. If we have any earnings in the future from our operations, we plan to retain those earnings to help finance our future operations and growth. Any decision on the future payment of dividends is solely at the discretion of the board of directors and will depend on various factors including the results of our operations and our financial condition.

Facilities

            We lease approximately 2,400 square feet pursuant to a three-year lease expiring on June 30, 2002 with 20 SQ Associates at 20 Squadron Boulevard, Suite 210, New City, New York 10956 for an annual rent of $49,000. This space is the location of our principal executive offices.

Legal proceedings

            PowerChannel is currently not a party to any lawsuit, litigation, or regulatory proceeding of any kind, filed, pending or threatened.


                                   MANAGEMENT

Our Directors, Executive Officers and Key Employees

         Our directors, executive officers and key employees, and their ages and positions, are:

Name                 Age     Position
----                 ---     --------

Steven Lampert        52     President and a Director

Michael Preston       55     Vice President of Finance, Secretary and a Director

James B Gambrell IV   41     Vice President of Technology and a Director

Keith Harris          47     Director

         Messrs Lampert, Preston and Gambrell have served since PowerChannel's inception on March 26, 1999. Each director serves for a term of office of one year. The following is a brief summary of the business experience of PowerChannel's directors and executive officers.

Steven Lampert, President and a Director


         Mr. Lampert has been a director of PowerChannel since its founding in 1999 and has served as president since September 1, 2001. From 1999 to August 31, 2001, he served as PowerChannel's vice president of marketing. Before founding PowerChannel, Mr. Lampert co-founded Long Distance Direct and was its chief executive officer from December 1991 until it ceased operations in 2000. Prior to founding LDDI, Mr. Lampert was President of Comtec, Inc., a New York based telecommunications corporation that pioneered interactive voice-response telephony, from November 1985 through November 1991. Prior to 1985, Mr. Lampert served as director of telecommunications for NBC and Corning Labs. Mr. Lampert holds a BA degree from Hunter College, New York. Mr. Lampert also serves as Director and Deputy Chairman of PowerChannel Europe and PowerChannel Limited.

Michael Preston, Vice President of Finance, Secretary and a Director


         Mr. Preston has been a director of PowerChannel and has held the offices of vice president of finance and secretary since its founding in 1999. Before founding PowerChannel, Mr. Preston co-founded Long Distance Direct and was its vice president and chief financial officer from January, 1994 until it ceased operations in 2000. Mr. Preston is also a partner in Alberdale & Company, a UK based, SFA regulated corporate finance house. Mr. Preston founded and has served as a director of Sterling Publishing Group PLC, a publisher of advertising-finance controlled circulation business and consumer publications, with a US list management, list brokering and data management subsidiary with revenues of $200 million (1977-1995); Broad Street Group PLC, a marketing services and advertising company with revenues of $100 million (1977-1991); Frank Usher Holdings PLC (1989-1990); and Cadiz Land Corporation (1983-1987). Mr. Preston holds an MA degree from Oxford University, England, and is a UK chartered accountant. Mr. Preston also serves as director and deputy chairman of PowerChannel Europe and PowerChannel Limited.


James B Gambrell IV, Vice President of Technology and a Director.


         Mr. Gambrell has been a director of PowerChannel since its founding in 1999 and has served as vice president of technology since September 1, 2001. From 1999 to August 31, 2001, he served as PowerChannel's president. Prior to joining PowerChannel, Mr. Gambrell has served since March 1997 as the president and chief executive officer of Imagitel, Inc., a telecommunications company that serviced 800,000 customers in 45 states, and as its chief financial officer from 1996 to 1997. From 1986 to 1996, Mr. Gambrell served as president of Waterford Investments, an investment and corporate advisory firm. Mr. Gambrell holds a BS in Business from the State University of New York, and an Executive MBA from Baylor University. Until September, 2001, Mr. Gambrell also served as the group managing director of PowerChannel Europe and PowerChannel Limited.


Keith Harris, Director


         Mr. Harris has been a director of PowerChannel since September 1, 2001. Mr. Harris graduated in Business Economics from Bradford University in the United Kingdom and was awarded a PhD in Economics from the University of Surrey. He has spent his career in investment banking, starting at Orion Bank and moving in 1980 to Morgan Grenfell, where he became a director of the London bank and then successively managing director and President of Morgan Grenfell Inc. in New York. Following three years as managing director of the international corporate finance department of Drexel Burnham Lambert, he became the founding managing director of the investment banking arm of Apax Partners, one of the world's foremost venture capital groups. In 1994, Mr. Harris was recruited as chief executive of Samuel Montagu, then a subsidiary of HSBC Group, becoming the first chief executive officer of HSBC Investment Bank worldwide upon the merger of Samuel Montagu and James Capel. In 1999, Mr. Harris retired from executive duties at HSBC to develop a range of activities within the sports and media sectors. In 2000, he became chairman and a significant shareholder in Seymour Pierce Group Plc, a London-based broking and investment banking group. In that year he was also appointed chairman of the Football League. Mr. Harris is chairman of PowerChannel Europe PLC and is a non-executive member of our board of directors.


Executive Compensation

         The following table sets forth the compensation awarded or paid to, or earned by, PowerChannel's President and any other executive offers of PowerChannel who earned in excess of $100,000 in salary, consulting fees and bonus for services rendered to PowerChannel during the years ended December 31, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                      Long Term
                                                  Compensation Awards
                                          Annual Compensation     Securities
Name and Principal Position       Year     Salary      Bonus  Underlying Options

Steven Lampert                    2000     $212,418       0          250,000
President                         1999        0           0             0
                                  1998        0           0             0

Michael Preston
Vice President of Finance         2000     $211,607       0          250,000
                                  1999        0           0             0
                                  1998        0           0             0

James B Gambrell IV               2000     $246,500       0          600,000
Vice  President of Technology     1999        0           0             0
                                  1998     $45,209        0             0


         In 2001, we adopted our 2001 Stock Option Plan, which provides for incentive and non-qualified option grants underlying up to 2,500,000 shares of our common stock for PowerChannel's management and employees. As of November 14, 2001, no options have been issued under the 2001 Stock Option Plan other than those listed above.

Employment Agreements


         On March 1, 2000, PowerChannel and Steven Lampert entered into an Employment Agreement. The agreement provided for a payment to Mr. Lampert of an annual salary of $200,000. The agreement also provided for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 250,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. Following termination of our strategic alliance with a major UK media group, and our decision to focus on the Hispanic market in the United States, the salary payable under this arrangement has been reduced to $120,000 per annum.

On March 1, 2000, PowerChannel and Trinity Corporate Services Limited entered into an arrangement in which Michael Preston's services are provided to PowerChannel. The arrangement provided for a payment to Trinity of annual fees of $200,000. The agreement also provided for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 250,000 shares of Powerchannel's common stock at an exercise price of $1.00 per share for a term of ten years. Following termination of our strategic alliance with a major UK media group, and our decision to focus on the Hispanic market in the United States, the fees payable under this arrangement have been reduced to $120,000 per annum.

         On March 1, 2000, PowerChannel and James B Gambrell IV entered into an employment agreement. This agreement provided for a payment to Mr. Gambrell of an annual salary of $250,000. The agreement also provided for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 600,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. Following termination of our strategic alliance with a major UK media group, and our decision to focus on the Hispanic market in the United States, Mr. Gambrell has terminated his employment agreement with PowerChannel, remaining a director and Vice President of Technology, and acts as a consultant to PowerChannel without a fixed fee arrangement.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information concerning the beneficial ownership of PowerChannel's common stock as of September 30, 2001, by each director and executive officer and by all directors and officers as a group.


                                            Nature of
                                            Beneficial        (1)          (2)
Title          Name and Address             Amount and         %            %
Of Class       of Beneficial Owner          Ownership
--------       -------------------          ---------
Common         Michael Preston              9,410,796         43.0         39.1
               20 Squadron Boulevard
               Suite 210
               New City. NY 10965

Common         Steven Lampert               9,245,796         42.3         38.4
               20 Squadron Boulevard
               Suite 210
               New City. NY 10965

Common         James B Gambrell             2,000,000          9.1          8.3
               20 Squadron Boulevard
               Suite 210
               New City. NY 10965

Common         Internet Investors Inc       3,773,290         17.2         15.7

Common         All officers and  directors  16,883,296        77.2         70.2
               as a group

(1)      Assuming no conversion of the Series A Convertible Notes

(2)      Assuming conversion in full of the Series A Convertible Notes



         Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended "beneficial ownership" of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security, whether through a contract, arrangement, understanding, relationship or otherwise.


         The shares in this table listed as being owned by Michael Preston include 3,773,296 shares held by Internet Investors, Inc. Internet Investors Inc is a wholly owned subsidiary of Long Distance Direct Holdings, Inc. ("LDDH"). Mr. Preston and Mr. Lampert own an aggregate of 21.7% of the shares of LDDH and are also officers and directors of LDDH.

         The shares in this table listed as being owned by Steven Lampert also include 3,773,296 shares held by Internet Investors, Inc. The number does not include 7,500 shares owned by Mr. Lampert's daughter, for which Mr. Lampert disclaims beneficial ownership.


         Michael Preston and Steven Lampert acknowledge that 219,000 shares are being held by them for the benefit of certain employees.

         The amount of shares listed as being owned by the directors and officers collectively includes shares owned by Internet Investors, Inc.

Related Party Transactions


         Together, James B Gambrell IV, Michael Preston and Steven Lampert own 62.4% of PowerChannel Europe. PowerChannel is a 19.7% shareholder in PowerChannel Europe. To facilitate PowerChannel Europe's strategic partnership with Granada Media Group Ltd. ("Granada"), PowerChannel and PowerChannel Europe entered into an agreement where PowerChannel management agreed to devote the eighteen months from April 2000 working for PowerChannel Europe to help launch the PowerChannel business model in the United Kingdom. PowerChannel also licensed its intellectual property to PowerChannel Europe. The strategic partnership with Granada was terminated in March, 2001.

         Together, Michael Preston and Steven Lampert own 21.7% of LDDH. LDDH, through its wholly owned subsidiary, Internet Investors, Inc., is a 17.2% shareholder in PowerChannel, as calculated without giving effect either to the shares to be issued pursuant to the conversion of the outstanding Series A Convertible Notes. Also, through a service agreement, for a period of time LDDH, Inc. provided certain of its employees to PowerChannel. The service agreement is no longer in effect.


         Under a promissory note, LDDH is indebted to PowerChannel in an amount of $259,413 as at September 30, 2001. The note requires interest to be paid at 7.5% per annum, with principal and all accrued interest due on December 31, 2001. If LDDH fails to repay the note in full at the maturity date, it shall deliver to PowerChannel, in satisfaction of the note, the number of shares of PowerChannel's common stock based on each share being valued at $1 per share.


         Michael Preston is also a partner in Alberdale & Company, a UK-based, FSA regulated corporate finance house, which has been retained to advise PowerChannel in connection with the raising of new equity capital.


            On January 7, 2000, the Securities and Exchange Commission filed an action in federal court against Long Distance Direct Holdings, Inc., alleging violations of the Securities Exchange Act of 1934 for failing to file, or filing late, a number of the annual reports required to be filed on Form 10-K and some quarterly reports required to be filed on Form 10-Q from 1995 through 1999. Long Distance Direct Holdings, Inc. subsequently entered into a final judgment with the Commission, which was filed with the Court on March 7, 2000, enjoining Long Distance Direct Holdings, Inc. from failing to file accurate and complete reports required to be filed with the Commission. The final judgment further ordered that on or before April 30, 2000, Long Distance Direct Holdings, Inc. file:

         o  a complete and accurate annual report on Form 10-K for fiscal 1998;

         o complete and accurate quarterly reports on Form 10-Q for the second through fourth quarters of 1999; and


         o any other periodic reports which may become due prior to entry of the judgment.

            The final judgment further provided the filing of a notification with the Court of the filing of its delinquent reports, and also that a copy of the Final Judgment be delivered to any incoming chief executive officer or president of Long Distance Direct Holdings, Inc..

            Long Distance Direct has informed PowerChannel that it is taking steps to comply with the terms of the final judgment concerning the Form 10-K and Form 10-Q filings, and has commenced making the filings.


            Long Distance Direct, Inc., a wholly owned subsidiary of Long Distance Direct Holdings, Inc., is subject to an order of the Federal Communications Commission dated February 9, 2000, for willfully or repeatedly violating section 258 of the Communications Act of 1934.

            Steven Lampert's stepson introduced some of the purchasers of the Series A Convertible Notes to PowerChannel. PowerChannel has recently learned that Mr. Lampert's stepson is subject to criminal prosecution for federal securities violations unrelated to PowerChannel.


         PowerChannel has approached the holders of the Series A notes with a view to redeeming the notes at a price to be negotiated.

         The Company has also approached Millenium Holdings, a company connected with Mr. Lampert's stepson, which owns 391,000 shares of our common stock, with a view to purchasing the shares it owns at a price to be negotiated.

         To the extent that any or all of the notes and shares in question are redeemed or purchased, the shares underlying the repurchased or redeemed notes will be withdrawn from registration prior to this statement becoming effective.


                              Selling Stockholders


         The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock which may be offered for sale pursuant to this prospectus by the particular selling stockholder. The offered shares of common stock may be offered from time to time by each of the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of the shares of common stock offered, nor are the selling stockholders obligated to sell any shares of common stock immediately under this prospectus. Particular selling stockholders may not have a preset intention of selling their shares and may offer less than the number of shares indicated. Because the selling stockholders may sell all or part of the shares of common stock offered hereby, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. The number of shares of common stock issuable upon conversion of the convertible notes are subject to adjustment by reason of stock splits, stock dividends and other similar transactions, additional issuances of securities or variation in the price of PowerChannel's common stock.



                                                                                       Common Shares Beneficially
                                Number of Common                                          Owned After Offering
Name of Selling               Shares Beneficially           Common Shares                                 Percent of
 Stockholder                Owned Prior to Offering        Offered Hereby              Number             Outstanding
 -----------                -----------------------        --------------              ------             -----------
Ronald Adams                         155,403                      155,403                   0                   0%

Robert J. Mottern                     50,000                       50,000                   0                   0%

Samuel Farkash                       396,271                      396,271                   0                   0%

Shay Cohen                           388,501                      388,501                   0                   0%

Taviv Meir                           466,201                      466,201                   0                   0%

Yehuda Klod Benistiy                 424,981                      424,981                   0                   0%

Todd Grama                           200,000(1)                   100,000             100,000                   *

Millenium Holdings L.L.C             594,250(2)                   194,250             400,000                1.67%

American Interactive Media, Inc.     330,000(3)                   330,000                   0                   0%

Phillip Barber                           760                          760                   0                   0%

Thomas Brisco                          3,540                        3,540                   0                   0%

Stanton Crenshaw Communications       10,961                       10,961

Total                              3,020,868                    2,520,868

      The shares listed as being beneficially owned by Todd Grama prior to the offering include 100,000 shares purchased on November 11, 1999. The shares listed as being beneficially owned by Millenium Holdings Inc. prior to the offering include 400,000 shares purchased on November 11, 1999.

      The shares listed as being beneficially owned by American Interactive Media, Inc. prior to the offering include warrants to purchase 50,000 shares at $2.50 per share.

      *  less than 1%


            None of the Selling Stockholders has held an office, position, or has had any material relationship with PowerChannel or any of its predecessors or affiliates other than as arm's length vendors in the ordinary course of business.

                              Plan of Distribution

            The shares of common stock held by the selling stockholders, the shares of common stock issuable upon the exercise of warrants and the shares of common stock issuable upon the conversion of the Series A Convertible Notes will be offered solely by the selling shareholders. No underwriters are participating in this offering. The notes are exercisable in accordance with the terms of a form of subscription agreement between PowerChannel and each of the seven noteholders. The warrants are exercisable in accordance with the terms of the warrant agreement.

            Neither PowerChannel nor any of the selling stockholders has employed an underwriter for the sale of shares by the selling stockholders. The selling stockholders may offer shares directly or through pledgees, donees, transferees or other successors in interest at various times

            (1) on The OTC Bulletin Board or in any other securities market on which PowerChannel's common stock is then listed or traded,

            (2)       in negotiated transactions,

            (3)       in a combination of any of the above transactions or

            (4)       through any other available market transaction.

            The selling stockholders may offer shares at

            (1)       fixed prices which may be changed,

            (2)       prices prevailing at the time of sale,


            (3)       prices related to the prevailing market prices or


            (4)       at negotiated prices.

            Sales on or through The OTC Bulletin Board will be effected at whatever prices as may be obtainable and as may be satisfactory to the selling stockholder. No sales or distributions other than as disclosed in this prospectus will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms of the sale or distribution. The shares held by the selling stockholders may be sold directly or through brokers or dealers. The method by which the selling stockholders' shares may be sold include

         o on the Over the Counter Bulletin Board or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;

         o a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         o  in privately negotiated transactions.


            A selling stockholder may from time to time deliver all or a portion of its shares of common stock held by it to cover a short sale or sales or upon exercise of a put equivalent position. In addition, any shares of common stock that qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under any of those rules rather than under this prospectus.


            Brokers or dealers may receive commission or discounts from a selling stockholder in amounts to be negotiated immediately prior to the sale. Commission expenses and brokerage fees will be paid by that selling stockholder.

            The selling stockholders and any underwriters, dealers or agents that participate in the distribution of its shares of PowerChannel's common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the resale of those shares by them or any discounts, commissions or concessions received by any underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


            We have advised the selling stockholders that if at any time, they are engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Exchange Act. The selling shareholders have acknowledged this advice by separate agreement and agree therein to comply with the regulation. In general, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in that distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods". Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.


                            Description of Securities

General

            The authorized capital stock of PowerChannel consists of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock


         As of December 1, 2001 there were 21,880,828 shares of common stock outstanding, which were held of record by 64 stockholders. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. The common stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of PowerChannel, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of all debt and liabilities of PowerChannel and the liquidation preference of any outstanding class or series of preferred stock. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that PowerChannel may issue in the future. Holders of common stock or securities convertible into common stock are entitled to the registration rights discussed below.


Preferred Stock


         PowerChannel's certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined by the board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of PowerChannel.

         PowerChannel is currently conducting a private placement of up to 3,750,000 shares of its 8% convertible preferred stock, at a price of $2.00 per share of that series of preferred stock. Each unit of the stock is convertible into one share of common stock plus one-fifth of a warrant to buy a further share of common stock at 120 percent of the subscription price.

Series A Convertible Notes

         On February 29, 2000, PowerChannel entered into subscription agreements with seven individuals and in conjunction with those agreements, issued Series A Convertible Notes. Pursuant to these notes, PowerChannel acquired $280,000 in investment capital and issued security interests at 7% interest for a term of three years. At the option of the noteholder, these notes may be converted into common stock for the value of the note at a price of $0.1287 per share. The notes also have registration rights and the shares issuable upon conversion are being registered in this registration statement.

         PowerChannel has approached the holders of the Series A notes with a view to redeeming the notes at a price to be negotiated. To the extent that any or all of the notes in question are redeemed or purchased, the shares underlying the repurchased or redeemed notes will be withdrawn from registration prior to this statement becoming effective.


Certain provisions of Delaware law and charter documents


         PowerChannel is a Delaware corporation and subject to Section 203 of the Delaware General Corporation law, an anti-takeover law. In general, Section 203 of the Delaware General Corporation law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date the person became an interested stockholder, subject to certain exceptions including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price of the shares of common stock held by stockholders.

            As permitted by the Delaware GCL, PowerChannel has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors to the extent permitted by the Delaware GCL. In addition, the bylaws of PowerChannel provide that PowerChannel is required to indemnify its officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and PowerChannel is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                         Shares Eligible for Future Sale

            Prior to this offering, there has been no public market for our common stock. Upon conversion of the Series A Convertible Notes, exercise of warrants and completion of this offering, we will have 24,106,435 shares of common stock issued and outstanding. Upon conversion of the Series A Convertible Notes into 2,175,607 shares of common stock, or the exercise of warrants to purchase 50,000 shares of common stock, these shares will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of PowerChannel (as the term affiliate is defined by the rules and regulations issued under the Securities Act), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

                                  Legal Matters


            The validity of the shares of common stock offered hereby will be passed upon for PowerChannel by its counsel, Parker Duryee Rosoff & Haft, P.C. New York, New York.


                                     Experts


            The Consolidated Financial Statements of PowerChannel Holdings, Inc. dated December 31, 2000 appearing in this prospectus and registration statement have been audited by Yohalem Gillman & Company, LLP, 477 Madison Avenue, New York, New York 10022-5802, independent auditors, as set forth in its report appearing herein, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                       Where You Can Get More Information


            This prospectus is part of a registration statement filed with the Securities and Exchange Commission. At your request, we will provide you, without charge, a copy of any exhibits to the registration statement. If you would like more information, write or call us at:

                           PowerChannel Holdings, Inc.

                        20 Squadron Boulevard, Suite 210

                            New City, New York 10956

                                 (845) 639-0600

                          Attn: Chief Executive Officer

            We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public free of charge on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                  POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                      P a g e



Independent Auditor's Report                                             1


Consolidated Financial Statements

     Balance Sheet                                                       2

     Statements of Operations                                            3

     Statements of Stockholders' Equity (Deficit)                        4

     Statements of Cash Flows                                            6

     Notes to Consolidated Financial Statements                          7

Independent Auditor's Report

To the Board of Directors and Stockholders
PowerChannel Holdings, Inc.

We have audited the consolidated balance sheet of PowerChannel Holdings, Inc. and Subsidiaries (a development stage company) as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999 and for the period from August 10, 1998 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to formulate an opinion based on our audits. We did not audit the consolidated financial statements of PowerChannel Europe PLC, a 14.47% owned affiliate, the investment in which, as discussed in Note 2 to the financial statements, is accounted for by the equity method of accounting. The investment in PowerChannel Europe PLC was $246,530 as of December 31, 2000, and the equity in its net loss was $2,667,297 for the year then ended. The consolidated financial statements of PowerChannel Europe PLC presented in accordance with U.K. generally accepted accounting principles were audited by other auditors whose report thereon has been furnished to us, and our opinion insofar as it relates to the amounts included for PowerChannel Europe PLC in 2000 is based in part on the report of other auditors.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our report.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PowerChannel Holdings, Inc. and Subsidiaries as of December 31, 2000 and the consolidated results of their operations and cash flows for the years ended December 31, 2000 and 1999 and for the period from August 10, 1998 (inception) to December 31, 2000 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no continuing source of operating revenue, and is still in the development stage. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




New York, New York
May 18, 2001

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------


                                                                                                      DECEMBER 31,
                                                                                                          2000
                                                                                                 --------------------

ASSETS

Current assets
   Cash                                                                                          $             51,970
   Prepaid expenses and advances                                                                               10,080
   Due from PowerChannel Europe PLC                                                                            64,935
                                                                                                 --------------------

         Total current assets                                                                                 126,985
                                                                                                 --------------------

Property and equipment, net                                                                                    39,893
                                                                                                 --------------------

Investment in PowerChannel Europe PLC                                                                         246,530
                                                                                                 --------------------

Loan receivable - related party                                                                               278,027
                                                                                                 --------------------

                                                                                                 $            691,435
                                                                                                 ====================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liability
   Accounts payable                                                                              $            150,025
                                                                                                 --------------------

Convertible notes payable                                                                                     280,000
                                                                                                 --------------------

Commitment

Stockholders' equity
   Common stock par value $.001 per share;
     authorized 100,000,000 shares; issued
     and outstanding 21,697,328 shares                                                                         21,697
   Preferred stock par value $.001 per share;
     authorized 10,000,000 shares;
     issued -0- shares                                                                                            -.-
   Additional capital                                                                                       4,273,716
   Subscription receivable                                                                                     (4,569)
   Accumulated other comprehensive income (loss)                                                             (189,953)
   Deficit accumulated during development stage                                                            (3,839,481)
                                                                                                 --------------------

         Total stockholders' equity                                                                           261,410
                                                                                                 --------------------

                                                                                                 $            691,435
                                                                                                 ====================

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 2 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                                                     AUGUST 10, 1998
                                                      YEAR ENDED                YEAR ENDED           (INCEPTION) TO
                                                     DECEMBER 31,              DECEMBER 31,            DECEMBER 31,
                                                         2000                     1999                     2000
                                                 --------------------     --------------------     --------------------

Gross license fees - PowerChannel
   Europe PLC                                    $          1,558,875     $                -.-     $          1,558,875

Expenses reimbursed pursuant
   to license agreement                                    (1,548,875)                     -.-               (1,548,875)
                                                 --------------------     --------------------     --------------------

         Net license income                                    10,000                      -.-                   10,000

Operating expenses                                            301,803                  801,212                1,182,184
                                                 --------------------     --------------------     --------------------

Loss before loss from investment                             (291,803)                (801,212)              (1,172,184)

Loss from investment in PowerChannel
   Europe PLC                                              (2,667,297)                     -.-               (2,667,297)
                                                 --------------------     --------------------     --------------------

Net loss                                         $         (2,959,100)    $           (801,212)    $         (3,839,481)
                                                 ====================     ====================     ====================


Net loss per common share:
   Basic and Diluted                             $               (.14)    $               (.04)    $               (.25)
                                                 ====================     ====================     ====================


Weighted Average Common Shares
Outstanding -
   Basic and Diluted                                       21,637,753               19,809,510               15,501,014
                                                 ====================     ====================     ====================

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 3 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------


                                                                 YEAR ENDED DECEMBER 31, 2000 AND PERIOD
                                                            AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                 --------------------------------------------------------------------------------------------------
                                                                                            Deficit      Accumulated
                                                                                          Accumulated       Other
                                        Common Stock                                        During      Comprehensive
                                 --------------------------    Additional  Subscription  Development       Income
                                    Shares          $           Capital     Receivable      Stage          (Loss)          Total
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------
Balance at inception
   August 10, 1998                        -.-  $        -.-  $        -.-  $        -.-  $        -.-   $        -.-   $        -.-

Shares issued at December 31,
   1998 pursuant to initial
   capitalization                  17,650,000        17,650           -.-        (3,350)          -.-            -.-         14,300
                                                                                                                       ------------

                                                                                                                              14,300
Comprehensive income (loss)
   Net loss                               -.-           -.-           -.-           -.-       (79,169)           -.-        (79,169)
   Other comprehensive income
     (loss)                               -.-           -.-           -.-           -.-           -.-            -.-            -.-
   Comprehensive income (loss)            -.-           -.-           -.-           -.-           -.-            -.-        (79,169)
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at December 31, 1998       17,650,000        17,650           -.-        (3,350)      (79,169)           -.-        (64,869)
                                                                                                                       ------------

Shares issued March 30, 1999
   pursuant to exercise of
     warrants                       2,000,000         2,000       198,000          (200)          -.-            -.-        199,800

Shares issued June 7, 1999
   pursuant to initial
     capitalization                 1,019,000         1,019           -.-        (1,019)          -.-            -.-            -.-

Distribution of shares in
   PowerChannel Limited
   (see Note 4)                           -.-           -.-           -.-           -.-           -.-            -.-            -.-

Shares issued November 11, 1999
   pursuant to private placement      500,000           500       249,500           -.-           -.-            -.-        250,000

Shares issued December 31, 1999
   pursuant to agreement
   (see Note 10)                      288,000           288       143,200           -.-           -.-            -.-        143,488
                                                                                                                       ------------
                                                                                                                            593,288

Comprehensive income (loss)
   Net loss                               -.-           -.-           -.-           -.-      (801,212)           -.-       (801,212)
   Other comprehensive income
     (loss)                               -.-           -.-           -.-           -.-           -.-            -.-            -.-
                                                                                                                       ------------
   Comprehensive income (loss)            -.-           -.-           -.-           -.-           -.-            -.-       (801,212)
                                 ------------  ------------  ------------  ------------  ------------   ------------   ------------

Balance at December 31, 1999       21,457,000        21,457       590,700        (4,569)     (880,381)           -.-       (272,793)
                                                                                                                       ------------

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 4 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

(Continued)


                                                                 YEAR ENDED DECEMBER 31, 2000 AND PERIOD
                                                            AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                  -------------------------------------------------------------------------------------------------
                                                                                             Deficit     Accumulated
                                                                                           Accumulated      Other
                                         Common Stock                                        During     Comprehensive
                                  --------------------------    Additional  Subscription  Development      Income
                                     Shares          $           Capital     Receivable      Stage         (Loss)          Total
                                  ------------  ------------  ------------  ------------  ------------  ------------   ------------
Shares issued March 21, 2000
   pursuant to private placement       200,000  $        200  $    199,800  $        -.-  $        -.-  $        -.-   $    200,000

Shares issued May 12, 2000 in
   consideration for
   professional services rendered        4,000             4         9,996           -.-           -.-           -.-         10,000

Shares issued June 2, 2000 in
   consideration for
   professional services rendered       15,261            15        38,138           -.-           -.-           -.-         38,153

Shares issued June 25, 2000 in
   consideration for
   professional services rendered       16,667            17        40,322           -.-           -.-           -.-         40,339

Shares issued September 30, 2000
   in consideration for
   professional services rendered        4,400             4        10,996           -.-           -.-           -.-         11,000

Additional capital resulting from
   sale of common stock by
   PowerChannel Europe PLC                 -.-           -.-     3,103,764           -.-           -.-           -.-      3,103,764

Intrinsic value of beneficial
   conversion feature of
   convertible notes                       -.-           -.-       280,000           -.-           -.-           -.-        280,000
                                                                                                                       ------------

                                                                                                                          3,683,256
                                                                                                                       ------------
Comprehensive income (loss)
   Net loss                                -.-           -.-           -.-           -.-    (2,959,100)          -.-     (2,959,100)
   Other comprehensive income
    (loss) -
     Equity adjustment from
       translation                         -.-           -.-           -.-           -.-           -.-      (189,953)      (189,953)
                                                                                                                       ------------

   Comprehensive income (loss)             -.-           -.-           -.-           -.-           -.-           -.-     (3,149,053)
                                  ------------  ------------  ------------  ------------  ------------  ------------   ------------

Balance at December 31, 2000        21,697,328  $    21,697   $   4,273,716 $     (4,569) $ (3,839,481) $   (189,953)  $    261,410
                                  ============  ============  ============  ============  ============  ============   ============

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 5 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                                   AUGUST 10, 1998
                                                             YEAR ENDED           YEAR ENDED       (INCEPTION) TO
                                                             DECEMBER 31,         DECEMBER 31,       DECEMBER 31,
                                                                 2000                1999                2000
                                                           ---------------     ---------------     ---------------
Cash flows from operating activities
   Net loss                                                $    (2,959,100)    $      (801,212)    $    (3,839,481)
Adjustments to reconcile net loss to
     net cash provided by ( used in)
      operating activities
       Intrinsic value of beneficial conversion
         feature of convertible notes                              280,000                 -.-             280,000
       Expense recorded on issuance of
         stock for services                                         99,452                 -.-              99,452
       Loss on investment in PowerChannel
         Europe PLC                                              2,667,297                 -.-           2,667,297
       Depreciation                                                 10,842              10,094              20,936
       Change in current operating
         assets and liabilities:
         Decrease in inventory                                         -.-              20,000                 -.-
         Decrease (increase) in other assets                        84,023              (4,100)            (10,080)
         (Decrease) increase in accounts
           payable                                                (149,499)            318,940             150,025
                                                           ---------------     ---------------     ---------------

             Net cash provided by (used in)
                operating activities                                33,015            (456,278)           (631,851)
                                                           ---------------     ---------------     ---------------

Cash flows from investing activities
   Purchases of property and equipment                              (5,909)            (50,475)            (60,829)
   Advances to related parties                                    (155,156)                -.-            (155,516)
   Repayments from related parties                                     -.-              68,828              90,214
   Loans to related party                                         (265,695)            (12,332)           (278,027)
                                                           ---------------     ---------------     ---------------

             Net cash (used in) provided by
                investing activities                              (426,760)              6,021            (403,798)
                                                           ---------------     ---------------     ---------------

Cash flows from financing activities
   Proceeds from issuance of common stock                          200,040             450,288             807,619
   Repayment of advances from stockholders                         (34,456)                -.-                 -.-
   Proceeds from convertible notes                                 280,000                 -.-             280,000
                                                           ---------------     ---------------     ---------------

             Net cash provided by financing
                activities                                         445,584             450,288           1,087,619
                                                           ---------------     ---------------     ---------------

Net increase in cash                                                51,839                  31              51,970

Cash - beginning of period                                             131                 100                 -.-
                                                           ---------------     ---------------     ---------------

Cash - end of period                                       $        51,970     $           131     $        51,970
                                                           ===============     ===============     ===============

--------------------------------------------------------------------------------

See accompanying notes and independent auditor's report.
                                                                           - 6 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


1.     Organization and Operations

       PowerChannel Holdings, Inc. was incorporated under the laws of the State of Delaware on March 26, 1999. The Company's wholly owned subsidiaries PowerChannel, Inc. and PowerChannel.com, Inc were incorporated under the laws of the State of Delaware on August 10, 1998 and April 19, 2000, respectively.

       The Company plans to furnish to subscribers (the general public throughout the United States) low cost Internet access in return for supplying demographic information, which the Company will sell and use for the provision of interactive marketing services to client businesses.

       Financial Condition

       The Company incurred net losses of approximately $3,840,000 for the period August 10, 1998 (inception) to December 31, 2000. At December 31, 2000, the Company had no continuing source of operating revenue and was still in the development stage. The continuance of the Company depends on the financial support of its shareholders and the development and implementation of its business plan. Management's plans with respect to alleviation of the going concern issues include establishment of strategic partnerships with key suppliers and customers, and the raising of capital by the sale of shares of common stock in the Company.

       As a result of the above factors, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.     Summary of Significant Accounting Policies

       Principles of Consolidation

       The consolidated financial statements include the accounts of PowerChannel Holdings, Inc. and its wholly owned subsidiaries, PowerChannel Inc. and PowerChannel.com, Inc. All significant intercompany balances and transactions have been eliminated.

       Investment in PowerChannel Europe PLC

       The investment in an unconsolidated affiliate, PowerChannel Europe PLC, over which the Company exercises significant influence but not control, is accounted for by the equity method.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------



2.     Summary of Significant Accounting Policies (continued)

       Property and Equipment

       Property and equipment are stated at cost. Major property additions, replacements and betterments are capitalized, while maintenance and repairs, which do not extend the useful lives of these assets, are expensed as incurred. Depreciation is provided over the estimated useful lives of the assets using the straight-line and accelerated methods. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet, and a gain or loss is reflected in earnings.

       Income Taxes

       The Company is taxed as a C Corporation under the provisions of both the Internal Revenue Code and state laws.

       Earnings Per Share

       Loss per share has been computed based on the weighted average shares and dilutive potential common shares outstanding during the year. The assumed exercise of outstanding warrants for diluted loss per common share was not applicable because their effect was antidilutive.

       Use of Estimates

       The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       New Accounting Standards

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and FAS 138, which is required to be adopted in fiscal years beginning after June 15, 2000. FAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting procedures that will affect the timing and manner in which hedging gains and losses are recognized in the Company's financial statements. The adoption of these standards will not have a material effect on the Company's results of operations or financial position.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


3.     Property and Equipment

       The detail of property and equipment at December 31, 2000 is as follows:


               Office equipment                            $          39,228
               Furniture and fixtures                                 21,275
                                                           -----------------

                                                                      60,503
               Less accumulated depreciation                          20,610
                                                           -----------------

                                                           $          39,893
                                                           =================


       The estimated useful lives of the various classes of physical assets were as follows:


               Office equipment                                      5 years
               Furniture and fixtures                                7 years

4.     Investment in Unconsolidated Affiliate

       Prior to November 1999, the Company beneficially owned 100% of PowerChannel Limited, which, at the time was an inactive company, with no assets and no revenues. In November 1999, the Board passed a resolution distributing eighty (80%) percent of its shareholding in PowerChannel Limited to the Company's shareholders.

       In January 2000, PowerChannel Limited changed its name to PowerChannel Europe Limited and in April 2000 to PowerChannel Europe PLC ("PCE"). The Company currently owns approximately 14.5 percent of the outstanding ordinary shares of PCE. PCE holds the European rights to the PowerChannel patent-pending business model and know-how, owned and developed by the Company. A new company with the name PowerChannel Limited has been incorporated as a subsidiary of PCE to roll out the PowerChannel model in the UK and Ireland. PowerChannel Limited had entered into a strategic partnership with Granada Media Group.

       Under the alliance, the strategic partner was allotted a five (5%) percent equity investment in PowerChannel Limited convertible into shares in PCE for nil consideration. PowerChannel Limited was to finance the procurement of the set-top boxes.

       In April 2000, the strategic partner converted its shares in PowerChannel Limited into shares of PCE and invested approximately (pound)13 million (approximately $21 million) for new shares in PCE. As a result of the conversion and the cash investment, the strategic partner owned 23.5% of the fully diluted share capital of PCE.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


4.     Investment in Unconsolidated Affiliate (continued)

       The strategic partnership with Granada Media Group terminated in February 2001.

       In accordance with accounting for the investment in PCE under the equity method, the Company is required to record capital transactions of PCE as if the investee were a consolidated subsidiary. Pursuant to this requirement, the Company recorded an increase of $3,103,764 in their investment in PCE and a corresponding increase in additional capital.

       For the year ended December 31, 2000, the Company has recorded its pro-rata share of PCE's loss amounting to $2,667,297, which includes approximately $1.5 million of losses resulting from the writedown of inventory to its net realizable value in the consolidated statement of operations.

       Additionally, PCE's consolidated financial statements, which were audited by auditors other than Yohalem Gillman & Company LLP were issued as a going concern based on the uncertainty as to the group's future funding, which is dependent on realizing adequate funds from the sale of certain assets.

       The following table provides condensed consolidated financial information about PCE as of December 31, 2000 and for the year then ended:

               Current assets                           $       10,984,883
               Total assets                             $       10,994,155
               Non-current assets                       $            9,272
               Current liabilities                      $        9,188,923
               Total liabilities                        $        9,188,923
               Equity                                   $        1,805,232
               Revenues                                 $          536,549
               Net (loss)                               $      (18,354,028)

5.     Series A Convertible Notes

       On February 29, 2000, PowerChannel entered into subscription agreements with seven individuals and in conjunction with such agreements, issued Series A Convertible Notes. Pursuant to these notes, PowerChannel acquired $280,000 in investment capital and issued security interests at 7% interest for a term of three years. At the option of the noteholders, these notes may be converted into common stock for the value of the note at a price of $0.1287 per share.

       The conversion feature is at a discount from market price. As this conversion feature was "in the money" at the date of issuance, a one-time charge of $280,000 was made to interest expense to reflect the value of the conversion feature. The discount assigned to the beneficial conversion feature is limited to the proceeds from the notes.



--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

6.     Related Party Transaction

       In August 1998, the Company entered into an agreement with Long Distance Direct Holdings, Inc. ("LDDI") (an affiliate), which stipulates that LDDI will make certain employees available to the Company as needed to assist the Company in conducting its business. This agreement expired in August 1999. In consideration, the Company issued LDDI the right to purchase 2,000,000 shares at $.10 per share of the Company's stock. In August 1999, LDDI exercised its right. Additionally, at December 31, 1999 the Company owed approximately $90,000, which represents expenses incurred by LDDI for PowerChannel. These amounts have been repaid.

       During 2000, the Company loaned LDDI approximately $278,000 pursuant to a promissory note. The note requires interest to be paid at 7.5% per annum, with principal and all accrued interest due on June 30, 2001. If LDDI fails to repay the note in full at the maturity date, it shall deliver to the Company in satisfaction of the note, the number of shares of the Company's common stock based on each share being valued at $1 per share. In April 2001, the maturity date of the note was extended to December 31, 2001 for additional consideration of $10,000.

       On January 7, 2000, the Securities and Exchange Commission filed an action in federal court against Long Distance Direct Holdings, Inc., alleging violations of the Securities and Exchange Act of 1934 for failing to file, or filing late, a number of the annual reports required to be filed on Form 10-K and some quarterly reports required to be filed on Form 10-Q from 1995 through 1999. Long Distance Direct Holdings, Inc. subsequently entered into a final judgment with the Commission, which was filed with the Court on March 7, 2000, enjoining Long Distance Direct Holdings, Inc. from failing to file accurate and complete reports required to be filed with the Commission. The final judgment further ordered that on or before April 30, 2000, Long Distance Holdings, Inc. file:

            o     a complete and accurate annual report on Form 10-K for fiscal
                  1998;

            o complete and accurate quarterly reports on Form 10-Q for the second through fourth quarters of 1999; and

            o such other periodic reports which may become due prior to entry of the judgment.

       The final judgment further provided the filing of a notification with the Court of the filing of its delinquent reports, and also that a copy of the Final Judgment be delivered to any incoming chief executive officer or president of Long Distance Direct Holdings, Inc.
       Long Distance Direct has informed PowerChannel that it is taking steps to comply with the terms of the final judgment concerning the Form 10-K and Form 10-Q filings and has commenced making such filings.

       Long Distance Direct, Inc., a wholly owned subsidiary of Long Distance Direct Holdings, Inc., is subject to an order of the Federal Communications Commission dated February 9, 2000, for willfully or repeatedly violating section 258 of the Communications Act of 1934.

7.     Stockholders' Equity

       PowerChannel, Inc. shareholders exchanged all of their shares of stock for an equal number of shares in PowerChannel Holdings, Inc. during 1999.




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


7.     Stockholders' Equity (continued)

       Warrants for the purchase of 300,000 shares of common stock were outstanding at December 31, 2000 and 1999.

       PowerChannel's certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined by the board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation conversion, voting, or other rights, which could adversely affect the voting power and other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of PowerChannel. The Company does not currently intend to issue any shares of preferred stock, however there can be no assurance that it will not do so.

8.     Federal Income Taxes

       The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       As of December 31, 2000 net operating loss (NOL) carryforwards amounted to approximately $1,200,000 and expire in 2015.

       Pursuant to SFAS No. 109, for financial reporting purposes, a valuation allowance was recorded as of December 31, 2000 and 1999 to fully offset the Company's net deferred tax assets of approximately $500,000 and $360,000, respectively, relating to the NOL.

9.     Commitment

       The Company conducts its operations in office space under an operating lease expiring in June 2002. The lease provides for increases in rent for utilities and other building operating costs. At December 31, 2000, future minimum rent payments under the operating lease are as follows:

                           2001                               $        44,400
                           2002                                        44,400
                                                              ---------------

                                                              $        88,800
                                                              ===============




--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


9.     Commitment (continued)

       Rent expense for the year ended December 31, and the period August 10, 1998 (inception) to December 31, 2000 amounted to approximately $44,000 and $66,366, respectively.

       The Company entered into employment agreements with James Gambrell, Michael Preston and Steven Lampert on March 1, 2000. The agreements expire on February 28, 2003 and provide for annual salaries of $250,000 for Mr. Gambrell and $200,000 each for Mr. Preston and Mr. Lampert. Additionally, the agreements provide for certain fringe benefits and stock options (see Note 12).

10.    Licensing Agreements

       The Company entered into an Intellectual Property License Agreement in 2000 with PCE (see Note 4). The Company is the owner of certain inventions, technology, expertise, know-how and intellectual property, which PCE wishes to use. Pursuant to the terms of the agreement, the Company has granted PCE a non-transferable exclusive use of the technology in Europe. In consideration PCE has agreed to pay the Company an initial payment of $10,000 as well as monthly costs incurred by the Company for development work. During the year ended December 31, 2000, PCE paid the Company $1,568,456, pursuant to this agreement, of which $1,558,875 is recorded in the financial statements as license fees.

       On August 12, 1998, PowerChannel, Inc. entered into a licensing agreement with American Interactive Media, Inc. (AIM) to offer free Internet access to consumers, utilizing AIM supplied set-top appliances and AIM provided Internet service provider (WebPassport Network). This licensing agreement was superseded by a new agreement dated May 19, 1999. The new agreement granted to PowerChannel, Inc. an exclusive worldwide license with the right to sublicense the "WebPassport system", the "WebPassport intellectual property" and the "WebPassport technology". PowerChannel, Inc. signed a convertible promissory note in the amount of $1,090,000 at an interest rate of 3% above the prime rate, which was scheduled to mature on December 31, 2000. This note represented $90,000 in set-top appliances and $1,000,000 in prepaid license fees. During 1999, AIM sent PowerChannel, Inc. notification that it was terminating the license agreement and requested payment in full of the underlying note. PowerChannel, Inc. disputed the termination notice with AIM and entered into discussions to settle the dispute. On June 30, 2000, the parties entered into a termination agreement, which rescinded all previous agreements. Pursuant to this termination agreement, PowerChannel Holdings, Inc. issued AIM 288,000 shares of its common stock as payment in full for PowerChannel, Inc. retaining possession of the set-top appliances (costing $90,000) and as settlement for the $53,000 which was owed to AIM as reimbursement of certain operating costs as called for under the May 19th agreement. Additionally, the Company issued AIM 50,000 warrants for shares at $2.50 per share, which are exercisable for 3 years. AIM and PowerChannel, Inc. agreed to release each other from all other liabilities associated with their relationship.





--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


11.    Supplemental Disclosure of Cash Flow Information

       Noncash financing activities that are excluded from the consolidated cash flow statement for the year ended 2000 include a receivable for the issuance of common stock in the amount of $1,219 and $3,350, respectively. Additionally, in 2000, the Company issued 288,000 shares of common stock in satisfaction of amounts due for set-top appliances and accounts payable (see Note 10).

12.    Stock Option Plan

       During 2001, the Company adopted the 2001 Stock Option Plan. The aggregate number of common shares that may be issued is 2,500,000. Any key employee shall be eligible to be granted options as determined by the Company's stock option committee. The price of the shares subject to each option shall not be less than 100% of the fair market value of such shares on the date such option is granted. Under this plan, options to purchase shares in the stock of PowerChannel Holdings, Inc. were as follows: 600,000 to James Gambrell, 250,000 to Michael Preston, and 250,000 shares to Steven Lampert. The exercise price is $1.00 per share. No options have been issued under this plan through May 18, 2001.






--------------------------------------------------------------------------------

                  POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           SEPTEMBER 30, 2001 AND 2000

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

TABLE OF CONTENTS
================================================================================



                                                                            ----
                                                                            Page
                                                                            ----


Condensed Consolidated Financial Statements - September 30, 2001 and 2000

     Balance Sheets                                                           1

     Statements of Operations                                                 2

     Statements of Stockholders' Equity (Deficit)                             3

     Statements of Cash Flows                                                 6

     Notes to Consolidated Financial Statements                               7

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                  SEPTEMBER 30,  DECEMBER 31,
                                                                      2001           2000
                                                                  -----------    -----------
                                                                  (Unaudited)
ASSETS

Current assets
   Cash                                                           $       300    $    51,970
   Prepaid expenses and advances                                       50,073         10,080
   Due from PowerChannel Europe PLC                                       -.-         64,935
                                                                  -----------    -----------

         Total current assets                                          50,373        126,985
                                                                  -----------    -----------

Property and equipment, net                                            91,357         39,893
                                                                  -----------    -----------

Investment in PowerChannel Europe PLC                                  40,427        246,530
                                                                  -----------    -----------

Loan receivable - related party                                       259,413        278,027
                                                                  -----------    -----------

                                                                  $   441,570    $   691,435
                                                                  ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
   Accounts payable                                               $   644,792    $   150,025
   Due to PowerChannel Europe PLC                                       7,721            -.-
                                                                  -----------    -----------

         Total current liabilities                                    652,513        150,025
                                                                  -----------    -----------

Convertible notes payable                                             280,000        280,000
                                                                  -----------    -----------

Commitment

Stockholders' (deficit) equity
   Common stock par value $.001 per share;
      authorized 100,000,000 shares
      issued and outstanding 21,880,828 and 21,697,328 shares
      at September 30, 2001 and December 31, 2001, respectively        21,880         21,697
   Preferred stock par value $.001 per share;
      authorized 10,000,000 shares
      issued -0- shares                                                   -.-            -.-
   Additional capital                                               4,732,283      4,273,716
   Subscription receivable                                            (50,575)        (4,569)
   Accumulated other comprehensive income (loss)                     (197,844)      (189,953)
   Deficit accumulated during development stage                    (4,996,687)    (3,839,481)
                                                                  -----------    -----------

         Total stockholders' (deficit) equity                        (490,943)       261,410
                                                                  -----------    -----------

                                                                  $   441,570    $   691,435
                                                                  ===========    ===========

================================================================================

See accompanying notes

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================


                                                                                                   AUGUST 10, 1998
                                             NINE MONTHS ENDED                 YEAR ENDED           (INCEPTION) TO
                                               SEPTEMBER 30,                   DECEMBER 31,         SEPTEMBER 30,
                                           2001            2000            2000           1999           2001
                                       ------------    ------------    ------------    ----------   ------------
                                        (Unaudited)     (Unaudited)                                  (Unaudited)
Gross license fees - PowerChannel
   Europe PLC                          $    335,473    $  1,130,457    $  1,558,875    $      -.-   $  1,894,348

Expenses reimbursed pursuant
   to license agreement                    (335,473)     (1,120,457)     (1,548,875)          -.-     (1,884,348)
                                       ------------    ------------    ------------    ----------   ------------

         Net license income                     -.-          10,000          10,000           -.-         10,000

Operating expenses                          958,997          58,990         301,803       801,212      2,141,181
                                       ------------    ------------    ------------    ----------   ------------

Loss before loss from investment
   and extraordinary item -
   PowerChannel Europe PLC                 (958,997)        (48,990)       (291,803)     (801,212)    (2,131,181)

Loss from investment in PowerChannel
   Europe PLC before extraordinary
   item                                    (297,000)     (2,184,289)     (2,667,297)          -.-     (2,964,297)
                                       ------------    ------------    ------------    ----------   ------------


Net loss before extraordinary item -
   PowerChannel Europe PLC               (1,255,997)     (2,233,279)     (2,959,100)     (801,212)    (5,095,478)

Extraordinary item - PowerChannel
   Europe PLC                                98,791             -.-             -.-           -.-         98,791
                                       ------------    ------------    ------------    ----------   ------------

Net loss                               $ (1,157,206)   $ (2,233,279)   $ (2,959,100)   $ (801,212)  $ (4,996,687)
                                       ============    ============    ============    ==========   ============


Net loss per common share:

   Basic and diluted                   $       (.05)   $       (.10)   $       (.14)   $     (.04)  $       (.24)
                                       ============    ============    ============    ==========   ============

Weighted average common shares
outstanding -

   Basic and Diluted                     21,777,885      21,614,015      21,637,753    19,809,510     20,587,714
                                       ============    ============    ============    ==========   ============


================================================================================

See accompanying notes

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
================================================================================


                                                         NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIOD
                                                         AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                                         ------------------------------------------------

                                                                                             Deficit      Accumulated
                                                                                           Accumulated       Other
                                        Common Stock                                         During      Comprehensive
                                   -----------------------     Additional   Subscription   Development       Income
                                     Shares         $           Capital      Receivable       Stage          (Loss)         Total
                                   ----------   ----------      --------    -------------  -----------      --------     ----------
Balance at inception
   August 10, 1998                        -.-   $      -.-      $    -.-      $    -.-       $    -.-       $    -.-     $      -.-

Shares issued at December 31,
   1998 pursuant to initial
   capitalization                  17,650,000       17,650           -.-        (3,350)           -.-            -.-         14,300
                                                                                                                         ----------
                                                                                                                             14,300
Comprehensive income (loss)
   Net loss                               -.-          -.-           -.-           -.-        (79,169)           -.-        (79,169)
   Other comprehensive income
     (loss)                               -.-          -.-           -.-           -.-            -.-            -.-            -.-
                                                                                                                         ----------
   Comprehensive loss                     -.-          -.-           -.-           -.-            -.-            -.-        (79,169)
                                   ----------   ----------      --------      --------       --------       --------     ----------

Balance at December 31, 1998       17,650,000       17,650           -.-        (3,350)       (79,169)           -.-        (64,869)
                                                                                                                         ----------

Shares issued March 30, 1999
   pursuant to exercise of
   warrants                         2,000,000        2,000       198,000          (200)           -.-            -.-        199,800

Shares issued June 7, 1999
   pursuant to initial
    capitalization                  1,019,000        1,019           -.-        (1,019)           -.-            -.-            -.-

Distribution of shares in
   PowerChannel Limited                   -.-          -.-           -.-           -.-            -.-            -.-            -.-

Shares issued November 11, 1999
   pursuant to private placement      500,000          500       249,500           -.-            -.-            -.-        250,000

Shares issued December 31, 1999
   pursuant to agreement              288,000          288       143,200           -.-            -.-            -.-        143,488
                                                                                                                         ----------
                                                                                                                            593,288
Comprehensive income (loss)
   Net loss                               -.-          -.-           -.-           -.-       (801,212)           -.-       (801,212)
   Other comprehensive income
     (loss)                               -.-          -.-           -.-           -.-            -.-            -.-            -.-
                                   ----------   ----------      --------      --------       --------       --------     ----------
Balance at December 31, 1999       21,457,000       21,457       590,700        (4,569)      (880,381)           -.-       (272,793)
                                                                                                                         ----------


================================================================================

See accompanying notes

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
================================================================================
(Continued)


                                                              NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIOD
                                                             AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                                             ------------------------------------------------

                                                                                           Deficit      Accumulated
                                                                                         Accumulated       Other
                                           Common Stock                                     During     Comprehensive
                                       ---------------------   Additional  Subscription   Development      Income
                                          Shares        $        Capital     Receivable      Stage         (Loss)         Total
                                       -----------   -------   -----------   ----------    ----------    ----------    -----------
Shares issued March 31, 2000
   pursuant to private placement           200,000   $   200   $   199,800        $ -.-         $ -.-         $ -.-    $   200,000

Shares issued May 12, 2000 in
   consideration for professional
   services rendered                         4,000         4         9,996          -.-           -.-           -.-         10,000

Shares issued June 2, 2000 in
   consideration for professional
   services rendered                        15,261        15        38,138          -.-           -.-           -.-         38,153

Shares issued June 25, 2000 in
   consideration for professional
   services rendered                        16,667        17        40,322          -.-           -.-           -.-         40,339

Shares issued September 30, 2000 in
   consideration for professional
   services rendered                         4,400         4        10,996          -.-           -.-           -.-         11,000

Additional capital resulting from
   sale of common stock by
   PowerChannel Europe PLC                     -.-       -.-     3,103,764          -.-           -.-           -.-      3,103,764

Intrinsic value of beneficial
   conversion feature of
   convertible notes                           -.-       -.-       280,000          -.-           -.-           -.-        280,000
                                                                                                                       -----------
                                                                                                                         3,683,256
                                                                                                                       -----------

Comprehensive income (loss)
   Net loss                                    -.-       -.-           -.-          -.-    (2,959,100)          -.-     (2,959,100)
   Other comprehensive income (loss) -
     Equity adjustment from
       translation                             -.-       -.-           -.-          -.-           -.-      (189,953)      (189,953)
                                                                                                                       -----------
   Comprehensive income (loss)                 -.-       -.-           -.-          -.-           -.-           -.-     (3,149,053)
                                       -----------   -------   -----------   ----------    ----------    ----------    -----------
Balance at December 31, 2000            21,697,328    21,697     4,273,716       (4,569)   (3,839,481)     (189,953)       261,410
                                                                                                                       -----------


================================================================================

See accompanying notes

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
================================================================================
(Continued)


                                                               NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIOD
                                                               AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 2000
                                                               ------------------------------------------------

                                                                                           Deficit      Accumulated
                                                                                         Accumulated       Other
                                           Common Stock                                     During     Comprehensive
                                       ---------------------   Additional  Subscription   Development      Income
                                          Shares       $        Capital     Receivable      Stage         (Loss)         Total
                                       -----------  -------   -----------   ----------   ------------  -------------  -----------
Shares issued April 13, 2001
   pursuant to private placement          100,000   $    100   $   249,900   $    -.-    $       -.-    $      -.-    $   250,000

Shares issued July 24, 2001
   pursuant to private placement           26,400         26        65,974        -.-            -.-           -.-         66,000

Shares issued August 7, 2001
   pursuant to private placement           47,100         47       117,703    (46,006)           -.-           -.-         71,744

Shares issued August 14, 2001
   pursuant to private placement           10,000         10        24,990        -.-            -.-           -.-         25,000
                                                                                                                      -----------
                                                                                                                          412,744
                                                                                                                      -----------

Comprehensive income (loss)
   (Unaudited)
     Net loss                                 -.-        -.-           -.-        -.-     (1,157,206)          -.-     (1,157,206)
     Other comprehensive income (loss)
       Equity adjustment from
         translation                          -.-        -.-           -.-        -.-            -.-        (7,891)        (7,891)
                                                                                                                      -----------
     Comprehensive income (loss)              -.-        -.-           -.-        -.-            -.-           -.-     (1,165,097)
                                       ----------   --------   -----------   --------    -----------    ----------    -----------

Balance at September 30, 2001
   (Unaudited)                         21,880,828   $ 21,880   $ 4,732,283   $(50,575)   $(4,996,687)   $ (197,844)   $  (490,943)
                                       ==========   ========   ===========   ========    ===========    ==========    ===========


================================================================================

See accompanying notes

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                                                 AUGUST 10, 1998
                                                           NINE MONTHS ENDED                YEAR ENDED           (INCEPTION) TO
                                                              SEPTEMBER 30,                 DECEMBER 31,          SEPTEMBER 30,
                                                           2001           2000          2000            1999           2001
                                                       -----------    -----------    -----------    -----------    -----------
                                                        (Unaudited)   (Unaudited)                                  (Unaudited)
Cash flows from operating activities
   Net loss                                            $(1,157,206)   $(2,233,279)   $(2,959,100)   $  (801,212)   $(4,996,687)
   Adjustments to reconcile net loss to net
     cash (used in) provided by operating activities
        Intrinsic value of beneficial conversion
          feature of convertible notes                         -.-        280,000        280,000            -.-        280,000
        Expense recorded on issuance of
          stock for services                                   -.-         99,452         99,452            -.-         99,452
        Loss on investment in PowerChannel
          Europe PLC                                       198,209      2,184,289      2,667,297            -.-      2,865,506
        Depreciation                                        15,496          8,079         10,842         10,094         36,432
        Change in current operating assets
          and liabilities:
          Decrease in inventory                                -.-            -.-            -.-         20,000            -.-
          (Increase) decrease in other assets              (39,993)       (22,035)        84,023         (4,100)       (50,070)
          Increase (decrease) in accounts
           payable                                         494,767        (38,319)      (149,499)       318,940        644,792
                                                       -----------    -----------    -----------    -----------    -----------

             Net cash (used in) provided by
               operating activities                       (488,727)       278,187         33,015       (456,278)    (1,120,575)
                                                       -----------    -----------    -----------    -----------    -----------

Cash flows from investing activities
   Purchases of property and equipment                     (66,960)        (5,909)        (5,909)       (50,475)      (127,789)
   Advances to related parties                                 -.-       (464,897)      (155,156)           -.-            -.-
   Repayments from related parties                          64,935            -.-            -.-         68,828            -.-
   Loans to related party                                   18,617       (243,035)      (265,695)       (12,332)      (259,420)
                                                       -----------    -----------    -----------    -----------    -----------

             Net cash provided by (used in)
               investing activities                         16,592       (713,841)      (426,760)         6,021       (387,209)
                                                       -----------    -----------    -----------    -----------    -----------

Cash flows from financing activities
   Proceeds from issuance of common stock                  412,744        200,040        200,040        450,288      1,220,363
   Advances from related parties                             7,721            -.-            -.-            -.-          7,721
   Repayment of advances from stockholders                     -.-        (34,456)       (34,456)           -.-            -.-
   Proceeds from convertible notes                             -.-        280,000        280,000            -.-        280,000
                                                       -----------    -----------    -----------    -----------    -----------

             Net cash provided by financing
                activities                                 420,465        445,584        445,584        450,288      1,508,084
                                                       -----------    -----------    -----------    -----------    -----------

Net (decrease) increase in cash                            (51,670)         9,930         51,839             31            300

Cash - beginning of period                                  51,970            131            131            100            -.-
                                                       -----------    -----------    -----------    -----------    -----------

Cash - end of period                                   $       300    $    10,061    $    51,970    $       131    $       300
                                                       ===========    ===========    ===========    ===========    ===========


================================================================================

See accompanying notes

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 AND 2000
================================================================================

1.       Organization and Operations

         PowerChannel Holdings, Inc. was incorporated under the laws of the State of Delaware on March 26, 1999. The Company's wholly owned subsidiaries PowerChannel, Inc. and PowerChannel.com, Inc were incorporated under the laws of the State of Delaware on August 10, 1998 and April 19, 2000, respectively.

         The Company plans to furnish to subscribers (the general public throughout the United States) low cost Internet access in return for supplying demographic information, which the Company will sell and use for the provision of interactive marketing services to client businesses.

         Financial Condition

         The Company incurred net losses of approximately $4,997,000 for the period August 10, 1998 (inception) to September 30, 2001. At September 30, 2001, the Company had no continuing source of operating revenue and was still in the development stage. The continuance of the Company depends on the financial support of its shareholders and the development and implementation of its business plan. Management's plans with respect to alleviation of the going concern issues include establishment of strategic partnerships with key suppliers and customers, and the raising of capital by the sale of shares of common stock in the Company.

         As a result of the above factors, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.       Summary of Significant Accounting Policies

         The condensed consolidated financial statements of the Company for the nine-month periods ended September 30, 2001 and 2000 have been prepared by the Company without audit by the Company's independent auditors. In the opinion of the Company's management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company as of September 30, 2001 and for these interim periods have been made. Those adjustments consist only of normal and recurring adjustments. The condensed consolidated balance sheet of the Company as of December 31, 2000 has been derived from the audited consolidated balance sheet of the Company as of that date.

         Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with a reading of the Company's financial statements and notes thereto for the year ended December 31, 2000 included in the preceding pages of this Registration statement.

================================================================================

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 AND 2000
================================================================================

2.       Summary of Significant Accounting Policies (continued)

         The results of operations for the nine-month period ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by FAS 137 and FAS 138, which is required to be adopted in fiscal years beginning after June 15, 2000. FAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting procedures that will affect the timing and manner in which hedging gains and losses are recognized in the Company's financial statements. The adoption of these standards did not have a material effect on the Company's results of operations or financial position.

3.       Net Loss Per Common Share

         Net loss per common share has been computed (basic and diluted) for all periods presented and is based on the weighted average number of shares outstanding during the period.

4.       Subsequent Event

         On October 1, 2001, the Company's unconsolidated affiliate received (pound)3,500,000 (approximately $5,150,000) as a settlement of a dispute from a 23.5% shareholder pursuant to an agreement dated September 14, 2001. Additionally, the shareholder returned all outstanding shares to the Company in accordance with the terms of the agreement.

5.       Extraordinary Item

         The Company's unconsolidated affiliate realized an extraordinary gain of approximately (pound)623,000 (approximately $983,000) during the nine months ended September 30, 2001 resulting from the cancellation of debt. The Company's share of this extraordinary item was $98,791.

================================================================================

                  POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARIES

                             FINANCIAL DATA SCHEDULE





Period - type                                                      9 Months
Fiscal - year-end                                                December 31,
Period - start                                                    January 1,
Period - end                                                  September 30, 2001

Cash                                                                        300
Securities                                                                  -.-
Receivables                                                                 -.-
Allowances                                                                  -.-
Inventory                                                                   -.-
Current - assets                                                         50,373
PP&E                                                                    125,811
Depreciation                                                             34,454
Total - assets                                                          441,570
Current - liabilities                                                   652,513
Bonds                                                                       -.-
Preferred - mandatory                                                       -.-
Preferred                                                                   -.-
Common                                                                   21,880
Other - SE                                                             (512,823)
Total - liability and equity                                            441,570
Sales                                                                       -.-
Total - revenues                                                            -.-
CGS                                                                         -.-
Total - costs                                                           958,997
Other - expenses                                                            -.-
Loss - provision                                                        297,000
Interest - expense                                                          -.-
Income - pretax                                                      (1,255,997)
Income - tax                                                                -.-
Income - continuing                                                  (1,255,997)
Discontinued                                                                -.-
Extraordinary                                                            98,791
Changes                                                                     -.-
Net - income                                                         (1,157,206)
EPS - primary                                                              (.05)
EPS - diluted                                                              (.05)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

            PowerChannel's bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

            The Delaware GCL provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made upon order by a court or a determination by (i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. PowerChannel's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

Item 25.  Other Expenses of Issuance and Distribution.


            The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered.


                                   Part II - 1

Registration fee..................................................... $   160.24

Printing and engraving expenses...................................... $ 5,000
Legal fees and expenses.............................................. $24,000
Accounting fees and expenses......................................... $20,000
Transfer agent and registrar fees.................................... $     0
Miscellaneous........................................................ $     0
     Total........................................................... $49,160.24



Item 26.  Recent Sales of Unregistered Securities.

            PowerChannel has sold and issued within the past three years the following securities which were not registered under the Securities Act of 1933, as amended (the "Act"):

            On December 31, 1998, PowerChannel issued 17,650,000 shares of its common stock to its founders, all of whom are directors, officers or family members or affiliates of directors or officers, for nominal consideration. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On March 30, 1999, PowerChannel issued 2,000,000 shares of its common stock to its founders, all of whom are directors, officers or family members or affiliates of directors or officers, for nominal consideration. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On June 7, 1999, PowerChannel issued 1,019,000 shares of its common stock to other founders for nominal consideration. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On November 11, 1999, PowerChannel issued 500,000 shares of its common stock to investors at $.50 per share and warrants to purchase 250,000 shares of its common stock at $2.50 per share. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On February 29, 2000, PowerChannel issued $280,000 in convertible notes to seven noteholders. All of the shares that may be acquired upon conversion of these convertible notes are being registered in this registration statement. PowerChannel believes that this transaction was exempt under Section 4(2) of the Securities Act.

            On March 21, 2000 PowerChannel issued 200,000 shares of its common stock to investors at $1.00 per share. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.


                                   Part II - 2

            On June 2, 2000, PowerChannel entered into a subscription agreement with Thomas Brisco. Under this agreement, PowerChannel issued 3,540 shares of its common stock, valued at $2.50 per share, to Mr. Brisco in satisfaction of a debt owed for services rendered. PowerChannel believes that this transaction was exempt from registration under Section 4(2) of the Securities Act.

            On June 2, 2000, PowerChannel entered into an agreement with Stanton Crenshaw Communications whereby PowerChannel issued 10,961 shares of its common stock, valued at $2.50 per share, to Stanton Crenshaw as settlement and release for an alleged breach of contract. PowerChannel believes that this transaction was exempt from registration under Section 4(2) of the Securities Act.

            On May 12, 2000 PowerChannel issued 4,000 shares of its common stock to Dennis Stein at $0.001 per share as payment for services rendered. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On June 2, 2000, PowerChannel entered into an agreement with Philip Barber. Under this agreement, PowerChannel issued 760 shares of its common stock, valued at $2.50 per share in exchange for services rendered. PowerChannel believes that this transaction was exempt from registration under Section 4(2) of the Securities Act.

            On June 25, 2000, PowerChannel issued 16,667 shares of its common stock valued at $2.50 per share to Michael Alpert in exchange for services rendered. The issuance is believed to be exempt from registration pursuant to
Section 4(2) of the Securities Act.

            On July 4, 2000, PowerChannel entered into a settlement agreement with American Interactive Media, Inc. Pursuant to this agreement, PowerChannel issued American Interactive Media 288,000 shares of its common stock, and a warrant to purchase 50,000 shares of its common stock at $2.50 per share. PowerChannel believes that this transaction was exempt from registration under
Section 4(2) of the Securities Act.

            On September 30, 2000 PowerChannel issued 4,400 shares of its common stock to Scheichet and Davis, a law firm, at $0.001 per share as payment for services rendered. The issuance is believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On April 13, 2001, PowerChannel issued 100,000 shares of its common stock to Barry Zide, M.D. at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On July 21, 2001, PowerChannel issued 10,000 shares of its common stock to Lenard Zide at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On July 24, 2001, PowerChannel issued an additional 47,100 shares of its common stock to Barry Zide, M.D. at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            On July 24, 2001, PowerChannel issued 26,400 shares of its common stock to the Barry Zide, M.D., PC Profit Sharing Plan at $2.50 per share in a private transaction believed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

            The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the registrant.

Item 27.  Exhibits and Financial Statement Schedules.




                                   Part II - 3

Exhibit Number           Description of Document
--------------           -----------------------

3.1*            Certificate of Incorporation of PowerChannel.

3.1A*           Amended and Restated Certificate of Incorporation of
                PowerChannel

3.2*            Bylaws of PowerChannel.

5.1*            Opinion of Parker Duryee Rosoff & Haft, P.C.

10.1* Form of subscription agreement between PowerChannel and each of the convertible noteholders.

10.2*           Form of convertible note.

10.3* Employment agreement between PowerChannel and James B. Gambrell IV, dated as of March 1, 2000.

10.4* Employment agreement between PowerChannel and Steven Lampert, dated as of March 1, 2000.

10.6* Secondment agreement among PowerChannel, PowerChannel Europe Limited and James Gambrell, dated as of April 1, 2000.

10.7* Secondment agreement among PowerChannel, PowerChannel Europe Limited and Steven Lampert, dated as of April 1, 2000.

10.8* Secondment agreement among PowerChannel, PowerChannel Europe Limited and Michael Preston, dated as of April 1, 2000.

10.9* Consulting agreement between PowerChannel Inc. and Gary Blau, dated as of January 1, 1999.

10.10* Patent assignment by Steven Lampert to PowerChannel dated as of April 9, 1999.

10.11* Intellectual property license agreement between PowerChannel and PowerChannel Europe Limited, dated as of April 1, 2000.

10.12* Settlement agreement and release between PowerChannel and Stanton Crenshaw Communications, dated as of May 18, 2000.

10.13* Subscription agreement between PowerChannel and Tom Brisco, dated as of May 10, 2000.

10.14* Termination agreement between PowerChannel and American Interactive Media, Inc., dated as of June 30, 2000.

10.15*          2001 Stock Option Plan.

10.16* Declaration of trust by PowerChannel to PowerChannel Europe Limited, dated as of April 1, 2000.

10.17* Services Agreement between PowerChannel and Long Distance Direct Holdings, Inc., dated as of August 19, 1998.

10.18* Promissory Note made by Long Distance Direct Holdings, Inc. to PowerChannel.

10.19* Amended Promissory Note made by Long Distance Direct Holdings, Inc. to PowerChannel.

10.20 Internet Group License Agreement between ESPN and PowerChannel dated November 19, 2001.

10.21           Agreement with Target Promotions Marketing ("TPM") dated
                December 6, 2001.

10.22           Master Services Agreement with McLeod, USA dated
                December 1, 2001.

21.1*           Subsidiaries of PowerChannel.

23.1            Consent of Yohalem Gillman & Company, LLP, independent auditors.

23.2* Consent of Parker Duryee Rosoff & Haft, P.C. Reference is made to Exhibit 5.1

* Previously Filed


Item 28.  Undertakings.

            Registrant hereby undertakes:

            (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


            (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                        (a) To include any Prospectus required by Section
            10(a)(3) of the Securities Act;



                                   Part II - 4

                        (b) To reflect in the Prospectus any facts or events
            arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                        (c) To include any material information with respect to
            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   Part II - 5

                                   SIGNATURES



            In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New City, State of New York on January 22, 2002.


                                       POWERCHANNEL HOLDINGS, INC.


                                       By:     Steven Lampert
                                              ---------------------------------
                                               Steven Lampert, President




            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Lampert his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates signed.




        /s/ Steven Lampert               January 22, 2002
        -----------------------
        Steven Lampert, Director and  President


        /s/ James B. Gambrell, IV        January 22, 2002
        ---------------------------
        James B. Gambrell, IV, Director and Vice President of Technology


        /s/ Michael Preston              January 22, 2002
        -----------------------
        Michael Preston, Director and Vice President of Finance






                                   Part II - 6